Contact Gold Corp.

Annual Information Form

For the year ended December 31, 2019

TSXV: C	March 30, 2020

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GENERAL

This annual information form (the "AIF") applies to the business and activities of Contact Gold Corp. (the "Company" or "Contact Gold") for the year ended December 31, 2019, and other material subsequent events.

All references in this AIF to the "Company" or "Contact Gold" or "we", "us", "our" or similar terms also include references to all subsidiaries of the Company as applicable, unless the context requires otherwise.

Unless otherwise noted herein, information in this AIF is presented as at March 30, 2020, and references to "$" are to Canadian dollars and references to "US$" are to United States dollars.

Financial Information and Accounting Principles

Reference is made in this AIF to the management's discussion and analysis (the "MD&A") and audited consolidated financial statements of the Company as at December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, 2017 (the "Financial Statements"), together with the auditors' report thereon. The Financial Statements and MD&A are available for review under the Company's issuer profile on SEDAR at www.sedar.com and on the Company's website at www.contactgold.com.

The Company is a U.S. domestic issuer as such term is defined in Rule 902(e) of Regulation S under the United States Securities Act of 1933, as amended (the "1933 Act"); however, the Company is not registered or reporting under the Unites States Securities Exchange Act of 1934, as amended (the "1934 Act") (a "US Reporting Entity").  National Instrument 52-107, Acceptable Accounting Principles and Auditing Standards ("NI 52-107") requires companies listed in Canada that are not a US Reporting Entity to file financial statements prepared pursuant to International Financial Reporting Standards ("IFRS").

As a U.S. domestic issuer, in order for Contact Gold to issue securities that are not restricted, offerings of securities are required to be qualified either by filing (a) a Form S-1 with the United States Securities and Exchange Commission (the "SEC"), or (b) a Form 1-A under Regulation A under the 1933 Act (a "Reg A Offering").  The Company completed a Tier 2 Reg A Offering in May 2019 by filing an offering circular on Form 1-A (the "U.S. Offering Statement") with the SEC, which was subject to review and comment by the SEC, and which was qualified by the SEC on May 14, 2019.  As a U.S. domestic issuer, Regulation A requires the Filer to prepare financial statements in accordance with United States generally accepted accounting principles ("US GAAP").

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451) issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11-203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), the Company has been granted an exemption by the Canadian securities commissions in each of the provinces and territories in which Contact Gold is a reporting issuer (the "Commissions") from having to file financial statements prepared in accordance with IFRS (and audited pursuant to Canadian auditing standards). Pursuant to the Order, the Company is now permitted to file its financial statements in accordance with US GAAP and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board (the "PCAOB"). The exemptive relief provided under the Order is conditional on the Company meeting the requirements set forth in the Order, the most significant of which include compliance with its ongoing reporting obligations as a Regulation A filer with the SEC, and completing and filing a qualified Form 1-A every 36-months.

Further to the Order, the Company changed the body of accounting standards used to prepare its financial statements from IFRS, to US GAAP; the first period of which is for, and as at, the year ended December 31, 2019. Prior period, and interim period financial information filed on SEDAR prior to the date of this AIF was prepared in accordance with IFRS.  US GAAP differs in some respects from IFRS and thus may not be comparable to financial statements of Canadian companies that are prepared in accordance with IFRS.  Although the Company has sought to align its accounting treatment and disclosures to align with those required under IFRS and US GAAP so as to minimize the differences, this AIF does not include any explanation of the principal differences or any reconciliation between IFRS and US GAAP.

Unless otherwise indicated, financial information in this AIF is prepared in accordance with US GAAP and is subject to auditing and auditor independence standards of the PCAOB.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

Certain statements contained in this AIF constitute forward-looking information within the meaning of applicable Canadian and United States securities legislation. Forward-looking information includes, but is not limited to, statements with respect to the future financial or operating performance of the Company and its subsidiaries and its mineral project, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.  In this MD&A, forward-looking statements relate, among other things, to the anticipated exploration activities of the Company on the Contact Gold Properties, the closing of the 2020 Private Placement, and the timing and settlement of the Company's current obligations.

Forward-looking information is based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful, impacts arising from the global disruption caused by the Covid-19 coronavirus ("Covid-19") outbreak, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities and currency markets (such as the Canadian dollar to United States dollar exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to government shut downs; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; positive relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

Forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this AIF and elsewhere in the Company's public disclosure.  Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information.  Accordingly, readers should not place undue reliance on forward-looking information.  The forward-looking information contained herein is presented for the purposes of assisting investors in understanding the Company's expected financial and operating performance and the Company's plans and objectives and may not be appropriate for other purposes. The Company does not undertake to update any forward-looking information, except in accordance with applicable securities laws.

CANADIAN MINERAL DISCLOSURE STANDARDS

The scientific and technical information contained in this AIF, including references to mineralization, mineral resources or mineral reserves, was prepared in accordance with Canadian standards for reporting of mineral resource estimates, which differ in some respects from United States standards.  In particular, and without limiting the generality of the foregoing, the terms "inferred mineral resources", "indicated mineral resources", "measured mineral resources" and "mineral resources" used or referenced in this AIF are Canadian mineral disclosure terms as defined in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101") under the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") Standards on Mineral Resources and Mineral Reserves (the "CIM Standards"). The CIM Standards differ significantly from standards in the United States. While the terms "mineral resource," "measured mineral resources," "indicated mineral resources," and "inferred mineral resources" are recognized and required by Canadian regulations, they are not defined terms under standards in the United States, and are normally not permitted to be used in reports and registration statements filed with the SEC. "Inferred mineral resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or other economic studies, except in limited circumstances. The term "resource" does not equate to the term "reserves". Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Readers are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Readers are also cautioned not to assume that all or any part of an inferred mineral resource exists, or is economically or legally mineable. Disclosure of "contained ounces" in a mineral resource is permitted disclosure under Canadian regulations; however, United States companies are only permitted to report mineralization that does not constitute "reserves" by standards in the United States as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves" are also not the same as those of the SEC, and reserves reported by the Company in compliance with NI 43-101 may not qualify as "reserves" under SEC standards. Accordingly, information regarding mineral resources contained or referenced in this AIF, including historical resources, may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

CORPORATE STRUCTURE

Name, Address and Incorporation

Winwell Ventures Inc. ("Winwell") was incorporated under the Business Corporations Act (Yukon) on May 26, 2000.  On June 14, 2006, Winwell changed its name from "NutraMed Capital Corp." to "Winwell Ventures Inc.", and changed its governing jurisdiction from the Yukon Territory to British Columbia.

On June 7, 2017, Winwell and Carlin Opportunities Inc. ("Carlin"), completed a court approved statutory plan of arrangement under the Business Corporations Act (British Columbia) (the "Arrangement), pursuant to which, among other things, Winwell acquired all of the issued and outstanding common shares of Carlin, continued into the State of Nevada (the "Continuance") and changed its name to "Contact Gold Corp." (the "Name Change"). The Company is currently governed by the Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78 (the "Nevada Act").

The Transactions (as defined herein) included the completion of a reverse take over ("RTO") of Winwell by Carlin; accordingly, for accounting and financial reporting purposes, and pursuant to the Financial Accounting Standards Board (the "FASB")'s Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), Carlin has been identified as the accounting acquirer and is presented in the Financial Statements as the parent company.  The comparative period financial information presented herein and in the Financial Statements thus reflects only the assets, liabilities and operations of Carlin since its incorporation.

The Company's head office is located at Suite 1050, 400 Burrard St., Vancouver, BC Canada V6C 3A6.  The address of the Company's registered agent for service of process in Nevada is 4625 W. Nevso Dr., Suite 2, Las Vegas, NV USA 89103.

Intercorporate Relationships

The Company has two wholly-owned subsidiaries as set forth below:

(1) Clover Nevada II LLC ("Clover Nevada"), established under the laws of Nevada, is the only material subsidiary of the Company and holds the Contact Gold Properties (as defined herein), including the Company's Pony Creek gold property (the "Pony Creek Project") in Nevada.

GENERAL DEVELOPMENT OF THE BUSINESS

Contact Gold is a gold exploration company focused on high-quality oxide gold targets and making district-scale gold discoveries in Nevada.  The Company's land holdings are located on the Carlin, Independence, Cortez, and Northern Nevada Rift gold trends.  The Company's current properties include Pony Creek and the past-producing Green Springs gold property ("Green Springs"), as well as a portfolio of prospective properties comprised of the following: Dixie Flats, Hot Creek, North Star, Rock Creek, Sno, and Wilson Peak (together, the "Contact Gold Properties")[1].  The Company has also optioned the Cobb Creek property to a third-party. As at the date of this AIF, the Contact Gold Properties comprise in aggregate, approximately 140 square kilometers ("km") of unpatented mining claims and mineral tenure.

The Company's main focus is on advancing the Pony Creek project, which is located in Elko County, Nevada and comprises 1,032 unpatented mining claims covering approximately 82 km2.  The Company has also begun exploration on the recently-acquired Green Springs property which is located near the southern end of the Cortez Trend of Carlin-type gold deposits in White Pine County, Nevada.

Since acquisition the Company has made significant progress advancing, de-risking and augmenting the exploration and growth potential of the property. Contact Gold has drilled 25,960 metres in 117 drill holes across four main target zones, maintaining a hit ratio of over 90% of all drill holes hitting significant gold mineralization (defined as greater than 3 metres ("m") grading 0.14 g/t gold).

The Company has focused on generating high-quality exploration drill targets across the property through extensive geological mapping, geophysical surveys, rock and soil sampling, structural analysis and fossil age dating.  Preliminary metallurgical test work at Pony Creek has demonstrated excellent gold recoveries from oxidized material (85-90%).

In 2017, Contact Gold immediately began the necessary permitting activities to complete a Plan of Operations with the United States of America's Department of the Interior's Bureau of Land Management (the "BLM") to enable aggressive future drill programs at Pony Creek. The Plan of Operations will support up to 150 Acres of road and drill pad construction at the property, and final approval is expected during the first half of 2020. Drilling since 2017 has been carried out under multiple 5-acre Notice of Intent permits.

Recent Developments

Financing and Share Capital

A. To maintain financial flexibility, the Company filed a short-form base prospectus (the "Shelf Prospectus") with the Commissions on October 24, 2018. The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings of up to $30 million of any combination of common shares of the Company (the "Contact Shares"), debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid.  The specific terms of any future offering of Securities will be established in a prospectus supplement to the Shelf Prospectus (a "Prospectus Supplement"), filed with the applicable Canadian securities regulatory authorities.

B. On March 14, 2019, the Company closed a private placement financing (the "2019 Private Placement") issuing 9,827,589 Contact Shares, at a price of $0.29 per Contact Share (the "PP Price") for gross proceeds of $2,850,001.  Each Contact Share was accompanied by one right (a "Right") which entitles the holder thereof to a certain number of additional Contact Shares upon conversion of the Right, with such number of additional Contact Shares to be determined, subject to the rules and limitations of the TSX Venture Exchange ("TSXV"), upon the earlier of the following "Conversion Scenarios":

(a) the closing of a public offering registered or qualified under the 1933 Act (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the 2019 Private Placement ("Time Deadline").

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1 Pony Creek includes those claims acquired pursuant to the Transactions, newly staked claims and the Pony Spur and East Bailey properties acquired during 2017.

In each instance a participant in the 2019 Private Placement would receive that number of additional Contact Shares such that the average price per Contact Share issued in aggregate, was effectively discounted from the PP Price, determined as follows:

(i) if the offering price of common stock sold in a Qualified Offering was greater than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price;

(ii) if the offering price of Contact Shares sold in a Qualified Offering was equal to or less than the Initial Placement Price, the number of additional Contact Shares would be that which provides a 10% discount to that Qualified Offering Price;

(iii) in the event of a Change of Control, the number of additional Contact Shares would be that which provides a 5% discount to that Initial Placement Price;

(iv) in the event of conversion at the Time Deadline, the number of additional Contact Shares would be that which provides the maximum allowable discount prescribed pursuant to the rules of the TSXV.

C. On May 22, 2019, pursuant to (i) a Prospectus Supplement, and (ii) a Reg A Offering, which includes a U.S. Offering Statement, filed with the SEC, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "Prospectus Offering") for gross proceeds of $4,000,000.

D. Pursuant to having closed the Prospectus Offering at a price per Contact Share lower than the Initial Placement Price, the 2019 Private Placement Qualified Offering criterion was met, and the Rights were converted on May 22, 2019 resulting in the issuance of 2,047,398 additional Contact Shares.  As a consequence of the conversion of the Private Placement Rights, the effective price per Contact Share issued in the 2019 Private Placement (the "Placement Price") was $0.24.

E. On July 23, 2019, Contact Gold and Clover Nevada entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold"), whereby Clover shall have an option to purchase a 100% interest in the 16.8 km2 Green Springs gold property.

Contact Gold issued 2,000,000 Contact Shares and paid $40,904 in cash to Ely Gold to secure Green Springs. Total additional consideration to satisfy the Green Springs Option is as follows:

US$ 50,000	first anniversary
US$ 50,000	second anniversary
US$ 50,000	third anniversary
US$ 100,000	fourth anniversary

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Common Shares.  Payment of all amounts can be accelerated and completed at any time.

F. On March 27, 2020, the Company announced a non-brokered private placement of up to $750,000 (the "2020 Private Placement").  Under the Private Placement, up to 7,500,000 units of Company ("Units") are issuable at a price of C$0.10 per Unit. Each Unit consists of one Contact Share and one Contact Share purchase warrant ("Private Placement Warrant"). Each Private Placement Warrant entitles the holder to acquire one Contact Share at an exercise price of $0.15 for a period of 2 years (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided. There can be no assurance that the 2020 Private Placement will be completed as proposed, or at all.

Exploration of Contact Gold Properties

Pony Creek
Reported final results from the 4,660m 2019 drilling program (the "2019 Pony Creek Drill Program"), further extending previously-defined oxide gold mineralization, and continuing to deliver shallow intervals of gold mineralization typical of many currently producing Carlin-type gold systems in Nevada.  The Company also added and enhanced several drill targets, including: "Mustang", "Elliott Dome", "Palomino", "DNZ", and "Pony Spur".  Approval of a Plan of Operations disturbance permit is pending.

Green Springs
Drilled 1,300 m in 10 holes in a maiden drill program at Green Springs; successfully identifying oxide gold where it was previously not identified.

Other Properties
Vended an option in the Cobb Creek property to a subsidiary of Fremont Gold Ltd. ("Fremont").

Three-Year History

Over the most recently completed financial year and preceding periods, the following events have contributed to the Company's development:

2017

  On February 6, 2017, Carlin completed a private placement of common shares, whereby Carlin issued an aggregate of 5,315,000 common shares at $0.50 per common share for aggregate gross proceeds of $2,657,500.

  March 17 and 22, 2017, Carlin completed two tranches of a private placement of subscription receipts (the "Subscription Receipts"), whereby Carlin issued an aggregate of 18,500,000 Subscription Receipts at a price of C$1.00 per Subscription Receipt for aggregate proceeds of C$18,500,000.

  June 7, 2017, Winwell and Carlin completed a series of transactions (the "Transactions") with Carlin and Waterton Precious Metals Fund II Cayman, LP ("Waterton") that resulted in the acquisition of Clover Nevada, and accordingly the Contact Gold Properties, from a subsidiary of Waterton.  At the time, the Contact Gold Properties comprised a portfolio of 2,762 unpatented mining claims distributed over 13 gold properties located in Nevada.  In connection with the completion of the Transactions, Winwell consolidated its share capital on the basis of eight (8) (existing) common shares for one (new) common share, and effected the Continuance and the Name Change. The Subscription Receipts were also converted on a one-for-one basis into a total of 18,500,000 common shares of Carlin, which upon completion of the Arrangement, the Continuance and the Name Change, automatically became Contact Shares.

  On closing of the Transactions, a governance and investor rights agreement dated June 7, 2017 among the Company, Waterton, Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the "Governance and Investor Rights Agreement") and an investor rights agreement dated June 7, 2017 between the Company and Goldcorp USA, Inc. ("Goldcorp") (the "Goldcorp Investor Rights Agreement") were entered into. See "Material Contracts" in this AIF for a summary of the Governance and Investor Rights and Agreement, and the Goldcorp Investor Rights Agreement (see "Risk Factors - Investor Rights" in this AIF).

  June 15, 2017, the Contact Shares commenced trading on the TSXV trading under the ticker symbol "C".

  On September 13, 2017, the Company acquired the Pony Spur property ("Pony Spur") covering approximately 0.5 km2 of prospective mineral tenure adjacent to the Pony Creek Project, located approximately 25 km south of Elko, Nevada.  Total consideration for the acquisition of Pony Spur was US$ 50,000 in cash, 75,000 Contact Shares and the reimbursement of claims fees.

2018

  On February 6, 2018, the Company acquired an additional 109 unpatented mining claims known as the Lumps, Umps and East Bailey properties, (together, "East Bailey") covering 9.1 km2 of prospective mineral tenure adjacent to the Pony Creek Project, in exchange for 250,000 Contact Shares, and the grant of a 2% net smelter returns royalty ("NSR") on certain portions of the East Bailey property which do not already have royalties in place. Existing royalties over certain portions of the East Bailey property comprise a 3% NSR, with an option to reduce such royalty to 1%. East Bailey also carries an escalating advance royalty payment obligation, the first amount of which (US$10,000) has been paid.

  On October 17, 2018, Contact Gold submitted an application for listing the Contact Shares for quotation on the OTC Market Group's OTCQX Market ("OTCQX").  Completion of review and approval remains pending as of the date of this AIF.

  On October 24, 2018, the Company filed the Shelf Prospectus in order to provide the Company with greater flexibility to raise capital over the 25-month period through which the Shelf Prospectus is valid and the filing of the updated Technical Report (as defined herein).

  On November 27, 2018, the Company closed the sale of the "Santa Renia" and "Golden Cloud" properties to Waterton Nevada, a related party; neither portfolio project was going to be explored by the Company in the near term. The property sale generated approximately $640,000 in cash to advance Contact Gold's strategic plan and reduce land holding costs

2019

  The Company reported final results from the 2019 exploration program at Pony Creek, and completed an initial drill program at Green Springs.

  On March 14, 2019, the Company closed the 2019 Private Placement.

  On May 22, 2019, the Company closed the Prospectus Offering.

  On July 23, 2019, the Company entered into the Green Springs Option, securing an option to purchase a 100% interest in Green Springs.

  September 30, 2019 announced execution of an option agreement to sell the Cobb Creek property to Fremont.

  During the year the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties.

DESCRIPTION OF THE BUSINESS

Business Objectives and Operations

The Company is in the business of mineral exploration and indirectly holds all of the rights to the property interests of Clover Nevada, which are described below.  The Company is currently engaged in a multi-phase exploration program on the Pony Creek Project as recommended in the Technical Report (defined herein), consisting of soil and rock-chip sampling, geologic studies, and geophysics, to aid in target definition; and initial RC and core drilling.  Exploration activities commenced in June 2017 and continued through 2018 and 2019 with a total of 25,557m drilled through December 31, 2019.

See "The Pony Creek Project" in this AIF.

Competitive Conditions

The mining business is competitive in all phases of exploration, development and production. The Company competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties. As a result of this competition, many of whom have greater financial resources, the Company may be unable to acquire attractive mineral properties in the future on terms it considers acceptable. The Company also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties. There can be no assurance that additional capital or other types of financing will be available if needed or that, if available, the terms of such financing will be favourable to the Company.

The ability of the Company to acquire properties largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. The Company may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labour. Factors beyond the control of the Company may affect the marketability of minerals mined or discovered by the Company. See "Risk Factors" in this AIF.

Foreign Operations

The Company's material property interests are located in Nevada. As such, the Company's operations are exposed to various levels of regulatory, economic, political and other risks and uncertainties. See "Risk Factors" in this AIF.

U.S. Registration and Domestic Issuer status

Contact Gold is incorporated under the laws of Nevada and as such is deemed to be a "U.S. domestic issuer" (as defined in Rule 902(e) of Regulation S under the 1933 Act) for U.S. securities laws purposes which creates several burdensome obligations, and gives rise to certain restrictions on trading of the Company's securities.

Furthermore, the Company is not a reporting issuer in the United States, and accordingly the regulatory and compliance requirements and costs for Contact Gold as a U.S. domestic issuer is higher and more complex than those applicable to "foreign private issuers".  This additional burden should reasonably be expected to restrict the Company's ability to raise capital.

In the event that Contact Gold voluntarily elects to become registered and a reporting issuer with the SEC under the 1934 Act, Contact Gold will be subject to substantial continuous disclosure obligations including among other things, the filing of Form 10-Ks (annual reports), Form 10-Qs (quarterly reports), Form 8-Ks (current reports), Schedule 14A (proxy statements) and will be subject to applicable provisions under the Sarbanes-Oxley Act of 2002.

In addition, directors, officers, and shareholders holding 10% or more of the issued and outstanding Contact Shares will be subject to "Section 16 reporting" (Form 3, 4, and 5 filings under the 1934 Act), and the short-swing profit rules, and shareholders holding 5% or more of the issued and outstanding Contact Shares will be subject to Schedule 13D/G beneficial ownership reporting obligations.

Moreover, until Contact Gold becomes a registered and reporting issuer with the SEC, all securities issued by the Company in private placement transactions - including those that are issued outside of the United States - are "restricted securities" under Rule 144 under the 1933 Act, and must bear a U.S. restrictive legend and will be subject to a regulatory hold period. Provided that the Company remains current in its current in its reporting obligations under the requirements of Section 13 or Section 15(d) of the 1934 Act, act and those under Regulation A, including submitting to for filing on EDGAR its first and third quarter financial information on Form 1-U, the one (1) year Rule 144 hold period is reduced to a period of six-months.

The removal of the restrictive legend will also require a U.S. opinion letter to be delivered to the transfer agent.  For those Contact Shares with a restrictive legend that have been outstanding for a period greater than six-months, but under one-year, it will be necessary for a holder to represent that he/she will undertake a resale of the Contact Shares within 10 business days.

Environmental Regulation

The Company's exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See "Risk Factors" in this AIF. The Company maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Cycles

Given the general weather conditions and exploration season in North Central Nevada, the Company's exploration and evaluation assets expenditures tend to be greater from April to December than in the rest of the year.

Employees

As at the date hereof, the Company has 6 employees located in Canada and 2 employees located in Nevada. The Company also operates through sub-contractors and consultants.

Significant Acquisitions

None, other than those described in this AIF relating to the Transactions which closed on June 7, 2017.

Significant  Dispositions

No significant dispositions have been completed by the Company since the commencement of its financial year ended December 31, 2019.

THE PONY CREEK PROJECT

Unless stated otherwise, the information in this section is summarized, compiled or extracted from the technical report regarding the Pony Creek project dated effective October 16, 2018 and entitled "Pony Creek Project, Elko County, Nevada, United States of America" (the "Technical Report") prepared for the Company by Vance Spalding, C.P.G. (the "Technical Report Author"). The Technical Report was prepared in accordance with National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101") and has been filed with the Commissions. The disclosure in this AIF derived from the Technical Report has been prepared with the consent of Mr. Spalding, Vice-President, Exploration of the Company, who is a qualified person within the meaning of NI 43-101.

The Technical Report is subject to certain assumptions, qualifications and procedures described therein. Reference should be made to the full text of the Technical Report, which has been filed with the applicable Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review under the Company's issuer profile on SEDAR at www.sedar.com. The Technical Report is not and shall not be deemed to be incorporated by reference in this AIF.

For updated disclosure relating to non-material activities and results at the Pony Creek Project since the effective date of the Technical Report, see "General Development of the Business", and "The Pony Creek Project - Recent Developments", in this AIF.

Property Description and Location

The Pony Creek property is comprised of 1,345 unpatented lode mining claims located on federal lands managed by the BLM covering approximately 107 square kilometers in the southern part of the Piñon Range in Elko County, Nevada (see Figure 1 below). The property is centered at approximately 40°21′10″N, 115°58′20″W, in the southern portion of the Carlin gold trend, approximately 27 kilometers south of the presently producing Emigrant gold mine of Newmont Mining Corporation ("Newmont") and 11 kilometers south of Gold Standard Ventures ("GSV")'s Pinion and Dark Star gold deposits (see Figure 2 below).

Figure 1 - Location Map, Pony Creek Project

Figure 2 - Property Map for the Pony Creek Project

(note that the claims boundary outline has changed subsequent to the effective date of the Technical Report; refer to and "The Pony Creek Project - Recent Developments", in this AIF)

Ownership of the unpatented mining claims is in the name of the holder (locator), subject to the paramount title of the United States, under the administration of the BLM. Under the General Mining Act of 1872, which governs the location of unpatented mining claims on federal lands in the United States, the locator has the right to explore, develop, and mine minerals on unpatented mining claims without payments of production royalties to the U.S. government, subject to the surface management regulation of the BLM.  Annual claim maintenance and County filing fees are the only government payments related to the unpatented mining claims, and these fees, totalling US$ 224,625 annually have been paid in full through September 1, 2019.  Other annual holding costs for 68 leased claims through September 14, 2019 were US$ 10,000.

Royalties and Agreements

In December 2016, Winwell entered into a securities exchange agreement and an arrangement agreement with Waterton to acquire the Pony Creek property and a portfolio of early stage exploration properties in Nevada (the Contact Gold Properties).  The consideration for the acquisition of the Contact Gold Properties was a cash payment by Contact Gold (Winwell following completion of the Arrangement) of $7.0 million and the issuance to Waterton of Contact Shares representing approximately 37% of the pro forma interest in Contact Gold and preferred shares of Contact Gold with a face value of $15 million.

The Pony Creek claims are subject to a royalty of 3.0% of the net smelter returns from any and all production and sale of minerals from the claims.  The royalty is payable to Royalty Consolidation Company LLC ("RCC"), and its successors. RCC is an affiliate of Waterton.  The claims owner may permanently reduce the royalty rate from 3.0% to 2.0% in exchange for the payment to RCC of US$ 1,500,000.  The royalty reduction option expires on February 7, 2020.

Mineral production from the Pony Creek claims would be subject to the Nevada net proceeds tax ("NPT").  For operations with annual gross proceeds over US$ 4,000,000, the NPT rate is 5%.  For operations with gross proceeds less than US$ 4,000,000 annually, the NPT tax rate is dependent on the ratio of net proceeds to gross proceeds.

Environmental and Permitting

There are no known environmental liabilities within the Pony Creek property.  Contact Gold currently has one Plan of Operations being prepared for submittal to the BLM for review and six notices of intent in place for exploration on Pony Creek.

Based on the personal observations of the Technical Report Author, there is no indication of encumbrances or known problems with legal access of the Pony Creek property, and the Technical Report Author was not aware of any land use or conflicting rights, or such other factors and risks that might affect title or the right to explore, beyond what is described in the Technical Report.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Physiography

The Pony Creek property covers the crest of the Piñon Range at elevations ranging from 2,000 meters to about 2,400 meters within the Bailey Mountain and Robinson Mountain U.S.G.S. 7.5 minute topographic quadrangles.  Most of the property comprises gently rolling to moderately steep, sagebrush- and grass- covered hills with a few juniper, mountain mahogany and pine trees.

Access to Property

From Elko, Nevada access to the property is generally by proceeding south via State Highway 227 (Lamoille highway) for a distance of 8.7 km, then south on State Highway 228 past the town of Jiggs, for a total of 53.3 km to the intersection with the Red Rock Ranch gravel county road.  Proceeding west on the Red Rock Ranch road, after 2.1 km bear left at the first intersection and bear left again at the next intersection after another 2.3 km.  After traveling 24.3 km, you are on the Pony Creek eastern project boundary.  To continue to the Bowl Zone, turn right on a two-track road and after 2.1 km turn right on another two-track road and continue to the top of the range where the Bowl Zone is situated. Alternatively Pony Creek can be accessed from the west by travelling the Indian Pony road off State Highway 278.

Climate

The climate can be described as dry and montane.  Temperatures are cool to cold during the winter, with occasional moderate snowfalls, and summers are warm with cool nights. The area is fairly dry during the summer.  Total annual precipitation is about 23 centimeters per year, mostly as snow during the winter months.  The climate is favorable for year-round mining.  Road access for exploration may be limited or interrupted by snow and mud during December through April.  Conditions can be highly variable from year to year.

Local Resources and Infrastructure

A highly-trained mining and industrial workforce is available at Elko, Carlin, Winnemucca, and Reno, Nevada, as well as in Salt Lake City, Utah.  The project area is served by U.S. Interstate Highway 80, which passes about 45 km to the north.  Mining and industrial equipment, fuel, maintenance, and engineering services and supplies are available in Elko, as are telecommunications, a regional commercial airport, hospitals, and banking.

There are no inhabitants in the immediate project area and there is no electrical power at the project site, but ranch power is available a few miles away.  Although the project area is generally hilly, flat areas are present and have the potential for sitting a processing plant, tailings storage areas, waste disposal areas, and leach pads.

Year-round surface water is not available within the property, and most of the springs dry up in August and September.  No ground water has been encountered in airlift testing of Contact Gold's RC drill holes to date.  A few holes have encountered very small volumes of ground water, but not enough to stop the pneumatic hammer from functioning.  The drilled area to date appears to be mostly dewatered as is the case at the Bald Mountain mine to the south, and while detailed hydrological studies will need to be completed as part of any future mine planning, it would appear that dewatering requirements will be minimal in the areas that Contact has been drilling.  Large water volumes were encountered in one of the Grandview 2017 holes drilled near the Red Rock Ranch in the lower elevations on the east side of the project.

History

Silver, gold, copper, lead, and zinc were discovered approximately 22.5 kilometers north of the Pony Creek property in the central Piñon Range in 1869, at what was subsequently organized into the Railroad (or Bullion) mining district.  The Railroad district was worked throughout the 1870s and 1880s, mainly for lead, copper, and silver.  The district was later revived in 1905, and there was intermittent production through to the early 1940s.

In the southern Piñon Range, the Larrabee mining district was organized and covered two areas of shallow workings and prospects where small, but unrecorded, amounts of silver and copper may have been produced, as well as less than 1,000 tons of barite.  Modern historical exploration in the southern Piñon Range commenced with regional stream-sediment sampling by Newmont in 1980. This led to the recognition of anomalous gold and arsenic in exposures of hydrothermally altered rhyolite within what is now the Pony Creek property. Table 1 below summarizes the historical exploration of the Pony Creek Project area.

Newmont located 180 claims at Pony Creek in the early 1980s and, beginning in 1981, conducted drilling programs intermittently through 1989.  In 1987, NERCO drilled six reverse-circulation rotary ("RC") holes, but it is not known if this was done under an agreement with Newmont or on ground not controlled by Newmont; the holes were drilled outside of the current property limits. Gold mineralization was intersected by Newmont's drilling in the south lobe of a rhyolitic intrusive body and in sedimentary rocks beneath the rhyolite, in what became to be known as the Bowl area. The results of Newmont's exploration program apparently did not meet their corporate objectives, and Newmont optioned the property to Westmont Mining, Inc. ("Westmont") in 1990. Westmont drilled 31 RC holes through 1992.

In April of 1993, Quest International Management Services, Inc. ("Quest") acquired Westmont and in 1994 formed a joint venture with Uranerz U.S.A., Inc. ("Uranerz") to explore the property.  In 1995, the Uranerz joint venture was terminated.  A total of 173 holes were drilled from 1981 through 1995.

Quest and Barrick Gold Exploration Inc. ("Barrick") formed a joint venture in August 1997.  Barrick's main effort consisted of recompiling and reinterpreting drill hole and geophysical data generated by previous operators and conducting a controlled-source audio-magnetotelluric ("CSAMT") survey in the northern part of the claim block.  The joint venture drilled 4 RC holes.

In 1999, Quest was acquired by the Standard Mining Co., which abandoned the Pony Creek property. Later that year, Mr. Carl Pescio located new claims over the mineralized rhyolite area and leased the property to the Homestake Mining Company ("Homestake") shortly afterward.  Homestake drilled 5 RC holes and terminated their agreement with Mr. Pescio.

Nevada Contact Inc. ("Nevada Contact", unrelated to Contact Gold) optioned the property from Mr. Pescio in 2001 and drilled 8 RC holes in 2002 before terminating the agreement in early 2003.  In July 2003, Mill City International Corp. ("Mill City") purchased the property from Mr. Pescio, who became an officer of Mill City.

Grandview Gold Inc. ("Grandview") entered into a letter option agreement with Mill City in 2004. Grandview carried out mapping and surface sampling, and in 2005 and 2006 drilled a total of 10 core holes.

A 2006 technical report on the Pony Creek project prepared for Vista Gold (the "Russell Report, 2006") presented regional gravity and total-field aeromagnetic maps compiled and interpreted by J. Wright in 2004. The Russell Report, 2006 did not specify the company that commissioned the Wright 2004 geophysical interpretations, so it is not clear if this work was done for Mill City or Grandview.  These regional geophysical maps are presented in Figure 3 below.

By 2006 ownership of the Pony Creek property had been transferred from Mill City to the "Pescio Group". In mid-2006, Vista Gold Corp. ("Vista") acquired the Pony Creek property from the Pescio Group and, following a series of transactions, control of the property was assigned to Allied Nevada Gold Corp. ("Allied Nevada") in May 2007.  Neither Vista nor Allied Nevada conducted exploration of the Pony Creek property, but the claims were maintained.

During 2007, Grandview drilled 13 RC holes.  It is assumed by the Technical Report Author that Grandview's option, discussed above, survived through the change in property ownership to Allied Nevada.

Allied Nevada entered bankruptcy in March 2015.  In June of the same year, a subsidiary of Waterton acquired Pony Creek, along with other exploration assets, through the bankruptcy process.

Contact Gold was formed pursuant to the Arrangement.  As part of the Arrangement, Winwell continued into the State of Nevada and changed its name to Contact Gold, following which, Contact Gold acquired Clover Nevada from Waterton, which held the Pony Creek property, along with 12 other exploration stage properties in Nevada.  No recorded mineral production has been attributed to the Pony Creek property and no workings larger than a few small prospect pits are known to exist.

Table 1 -Exploration at Pony Creek Since 1980

Year	Operator	Drilling (holes)	Comments
1980	Newmont	none	Stream sediment sampling, 100 claims staked
1981-1982	Newmont	20 RC; 2 Core	Drilling, Mapping, soil sampling, aeromagnetic survey, 80 claims staked
1983-1985	Newmont	59 RC	Drilling, photogeologic study, structural analysis, soil sampling, mapping
1987	NERCO	6 RC	Drilling (west of claim boundary, or at Pony Spur?)
1987-1989	Newmont	40 RC	Mapping, Drilling at Bowl, Pot Holes, Picnic Ridge and Pony Spur?
1990	Westmont-Newmont JV	none	JV formed with Westmont operating
1991-1992	Westmont-Newmont JV	31 RC	Soil Sampling, induced Potential survey, Drilling
1993	Ramrod Gold Inc.	none	Westmont acquired by Ramrod Gold (Quest)
1994-1995	Uranerz U.S.A.	15 RC	Optioned from Quest, IP, ground magnetics, mapping, soil sampling
1996-1997	Quest International	none	Quest purchases Newmont interest
1997-1998	Barrick-Quest JV	4 RC	JV with Quest, compilation, rock sampling, drilling, CSAMT
1999	Homestake	none	Quest acquired by Standard mining, claims lapse, Pescio stakes, Homestake leases
2000	Homestake	5 RC	Homestake terminates lease
2001-2003	Nevada Contact	8 RC	Leases from Pescio, relog drill holes, CSAMT surveys, drilling
2003	Mill City International	none	Mill City purchases Pony from Pescio
2004-2007	Grandview Gold	10 Core; 13 RC	Options from Mill City/Pescio, mapping, drilling, Mill City option terminates
2006-2014	Vista Gold / Allied Nevada	none	Vista acquires Pony Creek in 2006, spun-off to Allied Nevada in 2007, goes dormant
2015-2016	Waterton	none	Acquired out of Allied bankruptcy in 2015 by affiliates of Waterton
2017	Contact Gold	37 RC; 5 Core	Acquired from Waterton, drilling, gravity, CSAMT, soil and rock sampling, mapping
2018	Contact Gold	51 RC	Drilling, soil and rock sampling, CSAMT from GSV for northern Pony Creek, mapping
306 total

Historical Mineral Resource Estimates

Newmont completed a resource estimation in 1983 (Russell, 2004) that is judged to be relevant and therefore suitable for disclosure in Table 2 below.  This Newmont estimate is not classified, and used an unknown number of drill holes, but the Technical Report Author estimates it was based upon only the first 40 of 306 total drill holes as of the date of this 1983 report.  The Technical Report Author has not done sufficient work to categorize this historical estimate as current mineral resources and Contact Gold is not treating this historical estimate as current resources, and therefore, although considered relevant, this historical resource should not be relied on.

In an NI 43-101 technical report prepared for Vista Gold and Allied Nevada, Russell (2006) re-stated his prior resource estimate of 32,409,100 tons at a grade of 0.044 oz gold ("Au")/ton (1,426,000 ounces) prepared for Mill City in 2004.  The Technical Report Author has not done sufficient work to categorize this historical estimate as current mineral resources, and it is the author's opinion that the Russell (2004, 2006) historical resource estimate does not meet current CIM standards.  Contact Gold is not treating this historical estimate as current and this historical resource should not be relied upon.

Table 2 - Historical Mineral Resource Estimates

Year	1983	2006
Estimate	Newmont*	Vista Gold
Cut-off oz Au/ton	unknown	unknown
Tons, no classification	1,124,000	32,409,100
Au oz, no classification	65,000	1,426,000

* as reported by Russell (2004); table in Technical Report notes "Au oz/ton"

The Company is not treating these historical estimates as current and these historical resource estimates should not be relied upon.  Refer also to section titled "Canadian Mineral Disclosure Standards" in this AIF.

Geological Setting and Mineralization

The Pony Creek project is situated in the south-central Carlin trend, a northwest-southeast alignment of sedimentary rock-hosted gold deposits and mineralization in the Basin and Range geologic province of western North America.  The area of what is now known as the greater Carlin trend was within the passive, marine continental margin during early and middle Paleozoic time, which is the time of deposition of the oldest rocks observed in the area.  A westward-thickening wedge of sediments was deposited along the continental margin, in which the eastern facies tended to be siltier and carbonate-rich shelf and slope deposits and carbonate platform deposits, while the western facies were primarily fine-grained siliciclastic sediments of deeper basin environments. The Carlin trend is proximal to the shelf-slope break, although the position of this break was not static over time.

A prominent structural feature of the Piñon Range is the Piñon Range anticline and the related "Piñon graben" (Abbott, 2003). Abbott (2003) considered the anticline to be related to the development of the Eocene Ruby Mountains metamorphic core complex, which overprinted the folds and faults of the Antler, Sonoma and Sevier fold and thrust belts.  According to Abbott (2003) the Piñon Range anticline was overprinted by a Tertiary right-lateral wrench fault system.

Hydrothermal alteration at Pony Creek is reported to be characterized by the assemblage quartz-sericite- pyrite within the intrusive body in and near north-trending and northeast-trending faults.  The fault zones are fragmental and/or brecciated, and contain very fine-grained quartz, sericite, and pyrite or limonite. Pyrite occurs both as disseminated grains and on fracture surfaces while limonite occurs after pyrite or is secondary in fractures.  Away from the faults the intrusion becomes less altered, grading outward from a rock with relict feldspar ghosts to one with a distinct porphyritic texture.  In the center of the intrusion, a granular texture in which the feldspars have been argillically altered is present, leaving open or clay- filled vugs.  The intrusion locally contains 3% to 5% pyritized and chloritized hornblende crystals.

Newmont geologists used the terms "sanded rhyolite" and "rhyolite sand" to describe the texture of the rhyolite intrusion in some of the altered and mineralized areas.  They reported that sanded rhyolite consists of medium-grained, rounded clasts of glassy rhyolite breccia commonly occurring near the margins and at the base of the intrusion, and locally as narrow stockwork zones within the intrusion. The distribution and texture of the sanded rhyolite suggest that the unit formed in vitric chill margins and was apparently affected by subsequent hydrothermal activity.

Sedimentary rocks along the margins of the intrusion and immediately beneath it are silicified, decalcified, sulfidized, and variably oxidized near gold mineralized zones.

Almost all significant mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian- Permian clastic rocks immediately beneath and adjacent to the intrusion.  This mineralization appears to be related to or controlled by north, northwest and northeast striking structures.

At the Pony Creek property, a porphyritic rhyolite intrusion of Eocene age is present near the axis of the Piñon Range anticline, emplaced as a north-south elongated body that is approximately 3.2 km long and 1.2 km wide. It is variably hydrothermally altered and locally mineralized. Almost all significant gold mineralization identified to date in surface exposures and drilling is spatially associated with the rhyolite intrusive body, either within it or in silicified and altered Mississippian-Permian clastic rocks immediately beneath and adjacent to the intrusion. This mineralization appears to be related to or controlled by north and north-east striking structures.

Bowl Zone

The presence of significant gold mineralization at the Bowl Zone was first established by Newmont.  The mineralization is associated with oxidized and unoxidized marcasite, pyrite, and minor realgar and stibnite that occur along fractures and as disseminations in and beneath the rhyolite intrusion, as well as in the matrix of breccias in the intrusion.  Newmont defined two continuous zones of mineralization in the Bowl area.  One occurs along what is interpreted as a steeply dipping, north-trending structure that forms the eastern boundary of the Bowl area.  The second lies to the west and forms a tabular, flat-lying zone or zones of mineralization that occur at, or on either side of, the lower contact of the rhyolite with the underlying Paleozoic sediments.  Work by Contact Gold has identified a second, north-striking structure parallel to the eastern bounding fault.  Drilling has shown that these three zones are continuously mineralized in some areas.

As of the date of the Technical Report, and as is defined by drilling, the Bowl area is somewhat continuously mineralized over a north-south strike length of about 1,400 meters, with maximum east-west extents of 600 meters and a maximum depth of about 200 meters.  This area includes the three more continuously mineralized zones mentioned above.  The high-angle, structurally-controlled mineralization along the eastern limits of the Bowl area is generally narrow, sinuous, and irregular, but can have substantial grades. For example, Newmont's hole PC-20 intercepted 22.9 meters of continuous gold mineralization starting at 124.97 meters that averages 7.17g Au/t, including a 6.1-meter interval of 15.99g Au/t.  While this intercept is from a vertical RC hole, which therefore overstates the true thickness of the steeply dipping mineralization along the fault, the grade is consistent with adjacent holes.  It seems likely that the mineralizing fluids in the Bowl area were at least partially focused along this high-angle north-south structure, which is near the eastern contact of the rhyolite intrusion in this area.  The mineralized fault may be related to the reactivation of a structural zone that controlled the hypothetical dike-like roots of the flat-lying portions of the rhyolite intrusion.

Of Contact Gold's 93 holes drilled to the date of the Technical Report, 56 have been at the Bowl Zone. These holes were designed to: confirm and expand areas of mineralization intersected in historic holes, to gather cyanide solubility data to eventually develop an oxide model to target higher grade and better oxidized portions of the Bowl mineralization, to explore the edges of the current drill pattern where ore controls were thought to exist, and three deep core holes were completed in 2017 as recommended by Gustin (2017) to test for the Devil's Gate/Webb contact at depth beneath the high-grade portion of the Bowl Zone. The deepest hole, PC17-27 was drilled to a total depth of 977.4 meters where the hole remained in Pennsylvanian/Permian aged sedimentary rocks with abundant fusilinid fossils which are age diagnostic

West Target

The West Target was generated by Contact Gold in 2017 based on geology, geochemistry, and geophysics, and was never drilled by previous explorers.  A new, significant area of gold mineralization currently measuring 1 km in a north-south direction and 400 meters wide east-west at its maximum, was subsequently defined after the discovery hole, PC18-18 returned 0.42 g/t Au over 33.53 meters starting 4.57 meters below surface.  Cyanide assays showed the intervals to be well oxidized with cyanide assays averaging 89% of fire assays for the entire interval in hole 18 and similar, strong recoveries in the other holes' cyanide assays.

Gold mineralization at the West Target is associated with a large silicified, north-striking rib of Pennsylvanian-Permian aged calcareous conglomerate (the same host at GSV's North Dark Star deposit to the north of Pony Creek).  Gold grades are enhanced where multiple cross cutting NW and NE striking faults intersect the North-South Conglomerate ridge that occupies the Emigrant-Dark Star-Dixie-Bowl zone structural corridor.  To date the best gold grades have been encountered on the east and west margins of this silicified conglomerate. Assays have been received for 16 holes to date, with all widely spaced holes returning anomalous to low grade gold intersections. It remains completely open for expansion, particularly to the north and south.

Contact Gold drilling to the date of the Technical Report includes 23 holes at the West Target.

North Zone

Gold mineralization has been somewhat irregularly intersected in drilling in a broad area within and adjacent to the northern lobe of the rhyolite intrusion.  The most continuous mineralization identified to date in this area occurs within two north-trending zones that occur within a larger northwest-trending zone of generally lower-grade and more erratically distributed mineralization.

The easternmost of the two north-trending zones includes the most significant and continuous gold mineralization in the North area.  This approximately 40-meter wide mineralized zone occurs over a strike length of 200 meters, is open to the south, and is defined by holes PC-111, PC-121, PC-128, 95-07, 95-08, and PC-06-03.  The most significant intercept, 16.8 meters @ 1.50 g Au/t, was returned from hole PC-121.  The top of the mineralization lies 50 to 100 meters from the surface, with mineralized thicknesses of 15 to 30 meters.  The mineralization within this zone is very similar to the Bowl area, with the gold occurring near the contact of rhyolite intrusion and underlying Pennsylvanian/Permian age calcareous sandstone and conglomerate units. Specific mineralized areas are shown in Figure 3 below.

As part of Westmont's 1992 drilling program, three holes (PC-129, PC-130, and PC-131) tested the possible northern extension of the eastern north-trending zone as it projects beyond the limits of the rhyolite intrusion.  These three holes are the northernmost holes drilled at Pony Creek.  PC-129, the southern of the three holes, intersected 42.7 meters grading 0.47 g Au/t starting at a down-the-hole depth of 26 meters.  The gold mineralization in this hole is hosted in what was logged as weakly argillized arkosic sandstone with veinlets of very fine-grained pyrite and limonite-stained fractures.  The next hole to the north, PC-130, intersected a large void and was abandoned; the void might be indicative of the targeted fault.  The northernmost hole intersected unmineralized sedimentary rocks.

The eastern, possibly northwest-trending portion of the North area is predominantly characterized by anomalous to low-grade gold values within the rhyolite intrusion and Permian-Pennsylvanian units, although thin higher-grade zones were intermittently intersected.

The 11 holes drilled by Contact Gold at the North Zone were designed as offsets of previously mineralized holes, particularly Westmont hole 129.

Pony Spur

The Pony Spur Target was acquired in 2017 as part of Contact Gold's expansion of Pony Creek.  The claims cover a regional-scale, northwest-striking fault that projects into the Bowl Zone and into the major SE flexure in the otherwise north-striking Emigrant/ Dark Star/ Pony Creek structural zone.  Very strong silicification with a high barite and hematite content occurs within the Mississippian Chainman sandstone at Pony Spur.  Contact Gold drilled three holes in 2018, with significant gold intersections in each hole.  Two of the three intercepts were well oxidized with good gold recoveries in cyanide assays.  Gold mineralization occurs at the Devonian Devil's Gate/Webb contact (same host as the Pinion deposit owned by GSV and Alligator Ridge Mine owned by Kinross).

Figure 3 - Mineralized Areas and Map of Drill Holes at the Pony Creek Property

Exploration

Contact Gold began exploration at Pony Creek in late June, 2017 after 10 years of dormancy at the property.  Contact Gold has completed 93 drill holes totalling approximately 21,250 meters to the date of this AIF. Drill programs were designed to confirm and expand known areas of historic drilling, with a focus on understanding the controls to mineralization as well as the degree and configuration of oxidation and the orientation of the higher grade gold mineralization, and to test new exploration targets that were developed through geological mapping, soil and rock geochemistry and gravity and CSAMT surveys.

Drilling

The project database includes data for 295 holes totalling 59,837 meters drilled at the Pony Creek project from 1981 through September 2018 as summarized in Table 3 (historical drilling) and Table 4 (Contact Gold drilling) below.  Data is missing for 11 of the historic holes mentioned by Russell (2004).  Seventeen of the holes were drilled with diamond core ("core") methods and the rest were RC drill holes.  A total of 148 holes were inclined and 147 holes were vertical or near vertical.  Of Contact Gold's 93 drill holes, only 27 were vertical, and a qualitative analysis of intercepts indicates that the angle holes more often intersect significant intervals of gold because those holes have a higher likelihood of intersecting high angle, structural controls to gold mineralization.  Most of the holes mentioned by Gustin in a technical report prepared for Contact Gold prior to completing the Arrangement (Gustin, 2017) as being off the current Pony Creek boundary are now within Pony Creek due to the acquisition of the Pony Spur claims.

The available data are not complete enough to determine the relationship between the true thickness of the gold mineralization and the length of the mineralized intercepts in the drill holes.  In most cases, the orientation of the mineralization is unknown.

The most significant intervals of gold mineralization encountered in the historical drilling are listed in Table 3 below.

Table 3 - Summary of Historical Drilling at the Pony Creek Project

Year	Company	RC Holes	RC Meters	Core Holes	Core Meters	Total Meters
1981-1982	Newmont	20	2,662.4	2	559.0	3,221.4
1983-1985	Newmont	59	8,240.3			8,240.3
1987	Newmont	16	1,799.5			1,799.5
1988	Newmont	3	576.1			576.1
1989	Newmont	16	2,619.8			2,619.8
1991-1992	Westmont	31	4,597.9			4,597.9
1994-1995	Uranerz	15	3,819.1			3,819.1
1997-1998	Barrick-Quest	4	970.8			970.8
2000	Homestake	5	1,849.5			1,849.5
2002-2003	Nevada Contact	8	2,389.6			2,389.6
2005-2007	Grandview	13	3,912.1	10	4,589.7	8,501.8
2017	Contact Gold	37	7,604.9	5	2,784.1	10,389.0
2018	Contact Gold	51	10,862.6			10,862.6
Totals		278	51,904.7	17	7,932.8	59,837.4

No information is available concerning the drilling contractors, drill rig types and drilling methods used during the Newmont and NERCO drill programs from 1981 through 1989.  The drilling done by the Westmont-Newmont joint venture in 1991 and 1992 was done by Hackworth Drilling of Elko, Nevada. In 1991, an Ingersoll-Rand PH600 truck-mounted RC drill was used and an MPD 1000 track-mounted drill was used.  In 1992, a Schramm C650 track-mounted RC drill was used.  No other information is available.

The Technical Report Author has been unable to obtain any information on the drilling contractors, drill rig types and drilling methods used during the Uranerz drilling in 1994-1995, or the drilling done by Barrick in July, 1998.

Database files indicate that the Homestake drilling in 2000, and the Nevada Contact drilling in 2001-2003 utilized RC drilling.  Eklund Drilling of Elko, Nevada conducted the Homestake RC drilling using a track-mounted MPD 1500 drill.  A track-mounted RC rig was also used by Nevada Contact for most of their 2002 holes, with a truck-mounted TH-75 RC rig used for hole PCK02-06A.

Mill City did not conduct any drilling on the property.  Grandview completed 2 core holes in 2005 and resumed drilling in late July, 2006.  The 2006 drilling was conducted by Boart Longyear using a core drill.  Inspection of core stored in Lovelock, Nevada indicates the drilling was done with HQ-diameter core size.  In 2007 Grandview drilled 12 RC holes, but no other information is available.

Portions of the 10 core holes drilled by Grandview are stored in the Waterton storage facility in Lovelock, Nevada, and have been recovered by Contact Gold.

The most significant intervals of gold mineralization encountered in the Contact Gold drilling to date are listed in Table 4 below.

Table 4 - Summary of Significant Mineralized Intervals, Contact Gold Drilling at Pony Creek(1)

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target(2)	Metallurgy
PC18-01	28.96	56.39	0.91	27.43	Bowl Zone
including	35.05	50.29	1.18	15.24
	77.72	80.77	0.21	3.05
	92.97	99.06	0.32	6.10
	109.73	117.35	0.42	7.62
	121.92	129.54	0.91	7.62		Oxide
PC18-02	1.52	60.96	0.53	59.44	Bowl Zone	13.72m oxide
	74.68	77.72	0.20	3.05
	111.25	114.30	0.19	3.05
PC18-03	0.00	3.05	0.16	3.05	Bowl Zone	Oxide
	38.10	144.78	1.37	106.68
including	86.87	134.11	2.51	47.24		Oxide
PC18-04	50.29	143.26	1.00	92.97	Bowl Zone
including	68.58	74.68	4.00	6.10		Oxide
and including	109.73	124.97	1.82	15.24
and including	135.64	138.69	1.61	3.05		Oxide
PC18-05	22.86	32.00	0.33	9.14	Bowl Zone	Oxide
	85.35	88.39	1.08	3.05		Oxide
	99.06	102.11	0.13	3.05		Oxide
PC18-06	15.24	18.29	0.24	3.05	Bowl Zone
	24.38	27.43	0.15	3.05
	38.10	44.20	0.16	6.10
	67.06	80.77	0.15	13.72
	112.78	120.40	0.17	7.62
	129.54	164.59	0.35	35.05		Mixed
including	155.45	164.59	0.29	9.14		Oxide
	185.93	201.17	0.20	15.24		Oxide
PC18-07	0.00	25.91	0.18	25.91	Bowl Zone	Oxide
	25.91	38.10	0.16	12.19
	59.44	62.48	0.14	3.05
	132.59	135.64	0.24	3.05
	149.35	156.97	0.31	7.62
	163.07	166.12	0.19	3.05
	173.74	176.79	0.31	3.05		Oxide
PC18-08	161.55	170.69	0.19	9.14	Bowl Zone	Oxide
	184.41	208.79	0.21	24.48		Oxide
	301.76	306.33	0.25	4.57		Oxide
PC18-09	30.48	39.62	0.29	9.14	Bowl Zone	Oxide
PC18-10	39.62	42.67	0.19	3.05	Bowl Zone
	51.82	56.39	0.21	4.57
	62.48	70.10	0.19	7.62
PC18-11					Bowl Zone

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target(2)	Metallurgy
PC18-12	103.63	124.97	0.61	21.34	Bowl Zone	Oxide
	144.78	147.83	0.18	3.05		Oxide
	163.07	166.12	0.17	3.05		Oxide
PC18-28	44.20	50.29	0.22	6.10	Bowl Zone
	88.39	92.97	0.33	4.57
	100.59	149.36	0.64	48.77
	178.31	181.36	0.15	3.05
	201.17	204.22	0.14	3.05
	364.24	367.29	0.45	3.05
	385.58	388.62	0.14	3.05
PC18-29	30.48	44.20	0.15	13.72	Bowl Zone
	88.39	123.45	0.34	35.05		Oxide
	129.54	164.59	0.31	35.05		Oxide
	184.41	187.45	0.15	3.05		Oxide
PC18-30	3.05	15.24	0.14	12.19	Bowl Zone	Oxide
PC18-31	77.72	80.77	0.21	3.05	Bowl Zone	Oxide
	92.97	128.02	0.57	35.05		Oxide
including	99.06	103.63	1.77	4.57		Oxide
	149.35	163.07	0.38	13.72		Oxide
PC18-32	224.03	227.08	0.35	3.05	Bowl Zone	Oxide
	256.04	262.13	0.34	6.10		Oxide
PC18-33	41.15	92.97	0.31	51.82	Bowl Zone
	108.21	114.30	0.17	6.10
	131.07	135.64	0.19	4.57
	243.84	252.99	0.73	9.14
	266.70	301.76	2.42	35.05
including	274.32	298.71	3.15	24.38
	312.42	347.48	0.32	35.05
PC18-34	57.91	60.96	0.19	3.05	Bowl Zone
	67.06	71.63	0.16	4.57
	76.20	79.25	0.16	3.05
	83.82	91.44	1.58	7.62
including	85.35	88.39	3.09	3.05
	105.16	131.07	0.55	25.91		Mixed
PC18-35	74.68	79.25	0.25	4.57	Bowl Zone
	94.49	97.54	0.15	3.05
	112.78	115.83	0.15	3.05
	121.92	141.73	0.71	19.81
including	134.11	137.16	1.24	3.05
	214.89	220.98	0.27	6.10		Oxide
	263.66	266.70	0.15	3.05		Oxide
PC17-18	6.1	9.14	0.14	3.05
	13.72	28.96	0.21	15.24
	57.91	77.72	0.24	19.81
	97.54	115.83	0.3	18.29

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target(2)	Metallurgy
	231.65	240.79	0.18	9.14
PC17-19	92.97	102.11	0.52	9.14
	149.35	153.93	1.75	4.57
	160.02	166.12	3.95	6.1
	172.21	175.26	0.56	3.05
PCC17-15	0	14.02	0.19	14.02
	108.36	114.76	0.43	6.4
	132.28	146.61	0.2	14.33
PCC17-11	109.42	128.02	0.26	18.59
	135.64	159.41	0.23	23.77
	172.21	176.18	0.23	3.96
PC17-29	51.82	60.96	0.32	9.14
	70.1	96.01	0.18	25.91
	102.11	117.35	0.48	15.24
	193.55	214.89	0.44	21.34
	220.98	243.84	0.37	22.86
PC17-30	18.29	24.38	0.17	6.1
	38.1	41.15	0.18	3.05
	51.82	56.39	0.21	4.57
	64.01	97.54	0.24	33.53
	143.26	147.83	0.37	4.57
	160.02	163.07	0.25	3.05
	207.27	236.22	0.22	28.96
	254.51	257.56	0.16	3.05
PC17-31	140.21	143.26	0.22	3.05
PC17-37	51.82	163.07	0.35	7.62
PC17-38	39.62	42.67	0.31	3.05
	71.63	86.87	0.17	15.24
	233.17	240.79	0.16	7.62
PCC17-040	64.01	86.87	2.12	22.86
including	65.53	74.68	4.53	9.14
PC17-41	15.24	18.29	0.25	3.05
	25.91	57.91	0.59	32
	102.11	106.68	0.15	4.57
PC17-42	50.29	53.34	0.22	3.05
	60.96	70.1	1.06	9.14
PCC17-28	39.62	42.67	0.15	3.05
	57.91	64.01	0.17	6.1
	106.68	109.73	0.21	3.05
	115.83	118.87	0.23	3.05
	123.45	126.49	0.18	3.05
	134.11	137.16	0.15	3.05
	199.65	205.74	1.88	6.1
PC18-15	1.52	4.57	0.21	3.05	West Target	Oxide
PC18-16	230.13	23.17	0.26	3.05	West Target	Oxide

Drill Hole	From (m)	To (m)	Au g/t	Interval (m)	Zone/Target(2)	Metallurgy
PC18-17	13.72	25.91	0.18	12.19	West Target	Oxide
	91.44	94.49	0.18	3.05		Oxide
	106.68	111.25	0.34	4.57		Oxide
PC18-18	4.57	38.10	0.42	33.53	West Target	Oxide
PC18-19	73.15	76.20	0.28	3.05	West Target	Oxide
PC18-20	169.17	185.93	0.19	16.76	West Target	Oxide
PC18-21	10.67	19.81	0.34	10.67	West Target	Oxide
PC18-22	19.81	30.48	0.71	10.67	West Target	Oxide
PC18-23	10.67	25.91	0.29	15.24	West Target	Oxide
	39.62	47.24	0.24	7.62		Oxide
	64.01	96.01	0.22	32.00		Oxide
PC18-24	1.52	18.29	0.28	16.76	West Target	Oxide
PC17-23	30.48	44.2	0.32	13.72	North Zone	Oxide
PC17-22	44.2	47.24	0.26	3.05	North Zone	Oxide
PC17-25	35.05	38.1	0.17	3.05	North Zone	Oxide
	65.53	68.58	0.15	3.05		Oxide
	71.63	85.35	0.33	13.72		Oxide
PC17-20	27.43	32	0.31	4.57	North Zone	Oxide
	64.01	68.58	0.72	4.57		Oxide
PC17-21	12.19	19.81	0.28	7.62	North Zone	Oxide
	25.91	70.1	0.34	44.2		Oxide
	100.59	108.21	0.18	7.62		Oxide
PC17-26	25.91	35.05	0.33	9.14	North Zone	Oxide
	71.63	74.68	0.14	3.05		Oxide
PC17-32	83.82	86.87	0.14	3.05	North Zone	Oxide
PC17-33	35.05	47.24	0.17	12.19	North Zone	Oxide
PC17-34	140.21	163.07	0.16	22.86	North Zone	Oxide
PC17-43	4.57	19.81	0.33	15.24	North Zone	Oxide
	47.24	50.29	0.15	3.05		Oxide
	126.49	141.73	0.17	15.24		Oxide

(1)  Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.10 g/t Au and all 2017 fire assays above 0.14 g/t Au, to begin to develop a database from which an oxide model can be built (refer to discussion under sub-heading "Mineral Processing and Metallurgical Testing").  Certain intervals provided in the table above highlight results indicating mineralization that is either oxide or mixed type from such preliminary metallurgical testing. Oxidation in Contact Gold's drill intercepts of gold mineralization varies from complete to almost none. The Company continues to gather, assess and analyze data in order to classify portions of the gold mineralization drilled to date as oxide, transitional or sulfide.

(2) Drill intervals for which there is no initial metallurgical notation provided require the Company to undertake additional testing in order to make an initial determination of potential recovery.

Contact Gold utilized a Shramm 455 track mounted RC drill provided by Major Drilling of Salt Lake City for the 2017 and 2018 programs, and in 2017 Major utilized a LF 90 core drill.  All RC drilling was wet and utilized a rotary, 16 section pie splitter for sample collection, and great care was taken to make sure enough pie plates were installed to avoid overfilling and losing sample.  Only one to occasionally two pie plates were left open for sample collection.  Almost all core drilling was HQ size, although one hole had to be reduced to NQ due to pullback limitations of the drill.  All drill cores were photographed and then sawn in half by Rangefront Consulting in their Elko warehouse and half was submitted to ALS Chemex for assay, while the other half was kept and is in storage at Contact Gold's Elko warehouse.

Interpretation

Half of the holes at Pony Creek have been drilled at vertical to subvertical angles.  In some areas, such as at Bowl, there are sufficient drill data to define mineralization that is oriented subhorizontally, and in these areas the steeply-angled holes cut the shallowly-dipping mineralization at high angles.  This leads to drilled thicknesses that approximate true mineralized thicknesses.  However, steeply-dipping holes that intersect high-angle mineralized structures, such as at the eastern limits of the Bowl area, can lead to down-hole gold intercepts that exaggerate the true thickness of the mineralization.  Vertical and near vertical holes also have a much lesser chance of intersecting high angle mineral controls compared to angle holes, and Contact Gold has observed that when angle holes and vertical holes are drilled from the same pad, the angle holes are often better mineralized because the vertical holes have a lesser chance of cutting the high angle, mineralized structures. As noted by the Technical Report, in many cases throughout the property, the data are not sufficient to determine the orientation of the intersected mineralization with confidence, although significant improvements in the understanding of ore controls have been gained by Contact Gold's drilling.  Future resource estimation will need to account for variable drill-hole- to-mineralization orientations in order to avoid overstatement of mineralized widths.

Due to the preponderance of RC drilling at the project, 1.524-metre (5-foot) down-hole sample lengths dominate the drill-hole database. Very little information is available for the sampling methods and analytical procedures used at Pony Creek prior to 2000. Most of the RC drilling was sampled and assayed at 1.524-meter intervals, but there is little information regarding dry versus wet RC drilling, potential RC contamination issues, or how RC samples were collected and split. Drill core was mainly sampled on 1.524-meter intervals, although in some holes long intervals were not sampled and assayed. In 1991, Westmont's RC samples were collected at 1.524-meter intervals and split with a Gilson splitter when dry, or a rotating cone splitter when wet. Beginning with the Homestake RC drilling in 2000, sample intervals were mainly every 1.524 meters. For core holes drilled by Grandview in 2006, the core was sawed in half on 1.524-meter sample intervals after being logged and photographed. As the Pony Creek mineralization is presently understood, these sample lengths are appropriate.

Mineral Processing and Metallurgical Testing

The assay database provided by Waterton, as well as the paper data obtained from Barrick by Contact Gold in 2018, did not include any cyanide soluble gold assays or other metallurgical test work from prior operators at Pony Creek.

Contact Gold has completed cyanide assays at ALS Chemex on all 2018 fire assays above 0.100 g/t Au and all 2017 fire assays above 0.140 g/t Au, to begin to develop a database from which a three-dimensional oxide model can be built to constrain a future resource calculation.  Oxidation in Contact Gold's drill intercepts of gold mineralization varies from complete to almost none. Contact Gold's programs then completed fire assays with a gravimetric finish (ALS code Au-GRA21) for fire assay AA values in excess of 4.0 ppm Au; and for samples with a fire assay AA value exceeding 0.14 ppm in 2017 and 0.100 ppm Au in 2018, cyanide solubility assays were complete (ALS code Au-AA13) to identify oxide (typically more readily extracted and recovered) versus sulfide (often requiring more complex processing) mineralization.

The best oxidized interval encountered to date was from drill hole PC18-003 which returned 2.51 g/t Au over 47.24 meters from 86.87 meters depth.  Cyanide assays from this interval averaged 89% recovery when compared to the fire assay / AA values used to calculate the intercept.

In 2018, Contact Gold generated composites using remaining pulp material from 111 individual samples from oxidized, mixed and sulfide drill intercepts. Gold recoveries from bottle roll assays on two oxide composites by Contact Gold were 85% for the rhyolite gold mineralization and 90% for the conglomerate composite of the weighted average of fire assays for the same composites, indicating that the oxidized portion of gold mineralization at Pony Creek's Bowl Zone is amenable to standard cyanidation processing.

A summary of bottle roll test results performed for Contact Gold are summarized in Table 5 below.

Table 5: Summary of bottle roll test results conducted by ALS Chemex for Bowl Zone composites

	Weighted Average Grade of Fire Assays	Bottle Roll Cyanide Assay	% Gold Recovery Bottle Roll versus Fire Assay
Bowl Zone Conglomerate Oxide Composite #1	0.55 g/t Au	0.45 g/t Au	90%
Bowl Zone Rhyolite Oxide Composite #2	0.27 g/t Au	0.23 g/t Au	85%
Bowl Zone Transitional Oxide and Sulfide	0.41 g/t Au	0.18 g/t Au	44%
Bowl Zone Weakly oxidized Rhyolite	0.93 g/t Au	0.21 g/t Au	23%
Bowl Zone Unoxidized Sandstone / Siltstone	2.59 g/t Au	0.23 g/t Au	9%

Based upon the fact that most cyanide assays conducted by Contact Gold demonstrate recovery of at least some gold in cyanide assays from some sulfide material, whereas most double refractory Carlin-Type gold ores (carbonaceous and sulfide encapsulated) do not yield any detectable gold from cyanide assays, and upon the fact that very little carbon that might be preg robbing has been observed in logging chips and core by Contact Gold geologists, preg robbing assays were completed on one sulfide interval from drill hole PC18- 04.

The objective was to determine if the sulfide mineralization might be placed on a heap leach along with oxide without any ill effects, as opposed to being selectively mined and placed on a waste dump, which would increase mining costs. Further metallurgical testing will be needed to say for sure, but perhaps some gold might even be recovered from the sulfide in the process. The preg robbing values varied for 34 individual 1.524 metre intervals from -3% to 69% preg robbing with 59% (20 of 34) of the samples 40% preg robbing which is the threshold where heap leach operations become concerned. More testing will be needed to see if the higher values might be just preg "borrowing" in which case a heavier dose of CN might recover the gold and keep it separate from the rest of the pad or put it on the top lift of the pad.

Sampling, Analysis and Security of Samples

There is no information on the analytical laboratories, sample preparation procedures and analytical methods used prior to 2000.  Homestake's RC samples drilled in 2000 were sent to the Bondar Clegg laboratory in Sparks, Nevada.  Gold was determined by fire-assay fusion of 30g aliquots with an atomic absorption ("AA") finish.  Mercury was determined by cold-vapor AA, and silver plus 35 major, minor and  trace  elements  were  determined  by inductively-coupled  plasma-emission  spectrometry ("ICP") following an aqua regia digestion.  It is not known how the samples were prepared for assay.

Nevada Contact's RC drilling samples in 2003 were sent to ALS Chemex in Elko, Nevada, for sample preparation.  The samples were oven dried, then crushed in their entirety to 70% at -2mm.  The crushed material was riffle split to obtain a 250g split, which was then ring-pulverized to 85% at -75μm.  These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by fire-assay fusion with an AA finish using 30g aliquots.

In 2005 and 2006, Grandview's core samples were sent to ALS Chemex in Elko, Nevada, for sample preparation.  The samples were crushed to 70% at -2mm.  The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm.  These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by fire-assay fusion with an AA finish using 50g aliquots.  34 major, minor and trace elements were determined by ICP following an aqua regia digestion.

Grandview's rock samples in 2006 were also prepared at the ALS Chemex facility in Elko, Nevada, using the preparation methods described for the 2005-2006 core samples.  The rock sample pulps were assayed by ALS Chemex in North Vancouver, British Columbia, for gold by 30g fire-assay fusion with an AA finish.  Separate 1g aliquots were analyzed for 47 major, minor and trace elements using a combination of ICP and mass spectrometry ("ICP-MS"), and mercury was determined by cold-vapor AA.

In 2007 Grandview's RC drilling samples were submitted to ALS Chemex in Elko, Nevada.  Following sample preparation, the pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by fire- assay fusion with an AA finish using 30g aliquots.

Contact Gold's RC and core samples were assayed by ALS Chemex using standard preparation - crushed to 70% at -2mm.  The crushed material was riffle split to obtain a 1.0kg split, which was then ring-pulverized to 85% at -75μm.  These pulps were then shipped to the ALS Chemex analytical laboratory in either Sparks, Nevada, or in North Vancouver, British Columbia, for assaying.  Gold was determined by ALS Chemex method FAAA23 fire-assay fusion with an AA finish and 5 ppb detection using 30g aliquots.  6.09 meter composites were prepared from four 1.524 meter samples on RC holes, and the composites were assayed by ALS Chemex method MEMS61M for 49 major, minor and trace elements using a 4 acid digestion for all elements except mercury which is analyzed by cold vapor.  Core samples were assayed for the same MEMS61M package but was not composited.

Sample Security

The Technical Report Author is unaware of any information concerning the handling, storage or transport of drilling samples from the drill sites to the analytical laboratories by the historical operators of the Pony Creek project.

Quality Assurance/Quality Control

During the 2000 RC drilling by Homestake, a total of 54 duplicate RC samples were analyzed at Bondar Clegg.  A total of six core duplicate samples and 38 RC duplicate samples were analyzed by ALS Chemex during Grandview's drilling in 2006 and 2007.  It is not known if QA/QC programs were instituted by  the  other historical operators at  the  Pony Creek project.  Internal QA/QC methods involving analytical blanks, standards, and duplicate samples were employed by Bondar Clegg for the analyses of Homestake's drilling samples in 2000.  ALS Chemex typically used internal blanks, standards, and duplicate samples for QA/QC controls during the analyses of Grandview's drilling and rock samples in 2005-2006.

Contact Gold implements an industry standard QA/QC program.  A certified standard, duplicate or blank is inserted into the sample sequence every 10 samples using sequential numbers, with no footage or meters noted on samples.  RC duplicates were initially collected using a Y splitter attachment on the rig, but because those initial Y split duplicates regularly failed in comparison, a riffle splitter is now used to split the single sample into two and duplicate assays now compare very well.  QA/QC failures are addressed in the form of re assaying batches in which they occur prior to finalizing gold intercept calculations.  A yearly summary report is completed documenting all failures and follow-up measures and includes charts of duplicates, standards and blanks.

Site Inspection

The Technical Report Author has visited the project numerous times in his capacity of VP Exploration for Contact Gold, based in Elko, Nevada.  Most visits have been to the drill rig to inspect sampling and logging methods, safety protocols and to visit key outcrops and soil and rock anomalies as they are identified.  As part of the claims check, the Technical Report Author located and recorded with GPS several claim posts in 2017 and 2018 and conducted rock chip sampling as follow up within soil anomalies.

The Technical Report Author assisted in locating and moving the core and chips from Waterton's Lovelock facility to Contact Gold's Elko facilities, and reviewed many of the mineralized RC chips and drill core intervals as assays arrived.

Mineral Resources and Mineral Reserves

There are no current mineral resources or mineral reserves estimated for the Pony Creek project at this time.

Exploration and Development

On the basis of the discussion in previous sections, the Pony Creek project clearly warrants additional exploration investment.  An aggressive work program is therefore recommended.

Multiple, high quality drill targets have been defined by Contact Gold at Bowl and North Zones, and at West, Pony Spur, Moleen, Elliott Dome and Willow targets.  Detailed mapping and rock sampling has been completed, and CSAMT data is sufficient so that there are seven, drill ready targets/zones, but further surface investigations should be completed to both refine existing targets and to develop new targets elsewhere on Pony Creek. To this end, detailed mapping focused on gold and trace element soil anomalies should continue, accompanied by selective rock-chip sampling of altered or otherwise permissive outcrops.  Core drilling should be 25% of the total meterage to provide the exploration team with the details of the project stratigraphy, structure, alteration, and mineralization.  Since the stratigraphy will be a critical component of the development of targets and interpretation of results, Contact should continue with the biostratigraphy program, and a consultant who is expert in Nevada stratigraphy, such as Jon Thorson who Contact Gold used in 2017 should inspect drill core.

Contact Gold exceeded the Phase 1 program of US$2.5M recommended in the Gustin, 2017 43-101 report by spending US$3.1M, and in 2018 conducted a Phase 2 program estimated to total of US$ 2.5M.  Due to the success of these programs in confirming and adding significant areas of gold mineralization, the project warrants additional exploration investment.

A Phase 3 budget and program totaling US$ 3,500,000, including of 10,000 meters of RC and 2,500 meters of core drilling is therefore recommended, to be immediately followed by a Phase 4 budget and program of US$ 6,520,000, including 20,000 meters of RC and 5,000 meters of core. These programs include RC and core drilling and associated road building, additional soil and rock- chip sampling, geologic studies, and geophysics, and resource calculation and metallurgical studies. Costs for the recommended program are summarized in Table 6 below.

Table 6: Summary of Estimated Costs for Recommended Exploration

Item	Phase 3 (US$)	Phase 4 (US$)
Geology; Soil and Rock Sampling	400,000	400,000
Geophysics	100,000	100,000
RC Drilling Program - Contractors	1,000,000	2,200,000
Core Drilling Program - Contractors	1,000,000	2,000,000
Drilling Program - Assaying	400,000	900,000
Drilling Program - Personnel	100,000	200,000
Project Supervision and Interpretation	100,000	200,000
Land Holding	240,000	260,000
Permitting and Environmental	60,000	60,000
Resource Calculation	50,000	100,000
Metallurgy	50,000	100,000
Total	3,500,000	6,520,000

It is the author of the Technical Report's opinion that the Pony Creek project is a project of merit and warrants the proposed program and level of expenditures outlined above.

Recent Developments

No material changes relating to Pony Creek have occurred since the date of the Technical Report.  A summary of recent results from exploration activities at Pony Creek are summarized below:

Exploration and Development

As of the date of this AIF, results from the 2018 Drill Program and the 2019 Drill Program have been released.  With the exception of the exploration results detailed in this section "Recent Developments", significant results from 2018, and earlier are included in the Technical Report.

2018 Exploration

A 10,860 metre, 51 hole drill program was completed at Pony Creek in 2018, comprised of 25 confirmation and exploration holes at the Bowl Zone, and 23 exploration and confirmation holes at the West Zone (renamed as the Stallion Zone) and three exploration holes at Pony Spur (the "2018 Drill Program").  48 of 51 drill holes intersected significant gold mineralization, with oxidized corridors defined at the 1 km x 300 m "North Zone" (renamed as the Appaloosa Zone) and west of the "Bowl (Stallion) Zone".  Both of these zones, and the Pony Spur target, are open for expansion in most directions.

On October 16, 2018, the Company announced the development of the Elliott Dome target, a new Carlin-type gold drill target on the northern part of the Pony Creek Project.  The Elliott Dome target is immediately adjacent to GSV's "Jasperoid Wash" discovery.  Elliott Dome was identified through surface mapping, rock and soil sampling and geophysical anomalies apparent in seven lines of CSAMT data that the Company obtained from work undertaken by GSV on Contact Gold's property.

On November 28, 2018, the Company reported exploration drill results from 13 holes drilled along the margins of the West Zone discovery, extending the strike length of the West Zone to 2.3 km.  Reported drill highlights include:

  0.33 g/t oxide Au over 92.97 m from surface, including
    0.6 g/t oxide Au over 13.7 m in hole PC18-51
  0.26 g/t oxide Au over 50.29 m from surface in hole PC18-50
  0.31 g/t oxide Au over 39.62 m from surface in hole PC18-49
  0.38 g/t oxide Au over 15.24 m oxide from 71.63 m, and 0.28 g/t oxide Au over 9.14 m from 7.62 m, in hole PC18-41
  0.70 g/t oxide Au over 6.10 m from surface in drill hole PC18-40.

On February 28, 2019, the Company announced the results from the final three drill holes from the 2018 Drill Program.  Results from the southeast edge of the Bowl Zone continued to show that gold mineralization is present over significant widths and remain open for expansion.  Reported highlights include:

  0.56 g/t Au over 21.34 m from 51.67 m, including
    1.53 g/t Au over 4.57 m from 62.48 m in hole PC18-47
  0.44 g/t Au over 33.53 m from 67.06 m in drill hole PC18-46
  0.25 g/t Au over 27.40 m from 51.82 m in drill hole PC18-45

2019 Exploration

A 4,660 metre, 25 hole drill program was completed at Pony Creek in 2019, comprised of 14 confirmation and exploration holes at the Bowl Zone, and 5 exploration and confirmation holes at the North (Appaloosa) Zone and six exploration holes at the West (Stallion) (the "2019 Drill Program").  RC drilling in 2019 continued to return long intervals of near-surface oxide gold, and in a number of instances extended the depth of gold mineralization from shallower gold discoveries.  Exploration to date is believed to have added and enhanced several high-quality drill targets at Pony Creek through a systematic approach, including: "West (Mustang)", "Elliott Dome", "North (Palomino)", "DNZ", and "Pony Spur".

On November 13, 2019, the Company summarized exploration drill results from the 2019 Drill Program at the Bowl Zone, highlights of which include:

  1.21 g/t Au over 12.19 m from 64.01 m in hole PC19-03

- including 3.47 g/t oxide Au over 3.05 m

  0.88 g/t Au over 16.76 m from 86.87 m in hole PC19-03
  0.8 g/t Au over 32.00 m from 65.53 m in hole PC19-02

- including 1.48 g/t Au over 13.72 m

  0.43 g/t Au over 35.05 m from 15.24 m in hole PC19-01
  0.58 g/t Au over 22.68 m from 50.29 m in hole PC19-04

- including 1.46 g/t Au over 4.57 m

  1.69 g/t Au over 7.62 m from 80.77 m in hole PC19-04
  0.71 g/t Au over 25.91 m from 112.78 m in hole PC19-04

- including 1.75 g/t Au over 6.10 m

  0.51 g/t Au over 32.00 m from 230.13 m in hole PC19-05
  0.7 g/t Au over 39.62 m from 108.21 m in hole PC19-08

- including 1.31 g/t Au over 13.72

  0.94 g/t Au over 12.19 m from 50.29 m in hole PC19-12

- including 1.27 g/t Au over 6.10 m from 53.34 m

A total of 108 holes have been drilled at the Bowl Zone to the date of this AIF

During 2019 the Company also reported very encouraging results from the 2019 Drill Program at the "Stallion Zone" (formerly known as the West Zone), and at the "Appaloosa Zone" (formerly known as the North Zone).

The Stallion Zone was discovered by Contact Gold in 2018.  It is an outcropping zone of oxide gold mineralization measuring in excess of 2 km located 1.6 km north of the Bowl Zone.  Through the date of this AIF 28 of 29 Contact Gold drill holes have intersected long runs of near- and at-surface, oxidized gold mineralization, with numerous individual assays ranging from 0.6 g/t Au to 1.1 g/t Au.  The northern portion of the Stallion Zone has recently returned the widest intervals of oxide gold all starting from surface at Pony Creek.  Surface work completed in 2019 indicates that it may continue eastward beneath a low angle fault which covers the zone in unmineralized rock, to the highly-prospective Mustang target. If this indication holds, the mineralized trend would measure 3 kilometers by 300 m.  The Stallion Zone remains open in all directions.

The oxide gold corridor known as the Appaloosa Zone is located 1.2 km northeast of the Bowl Zone, and though sparsely drilled, it continues to return thick intervals of oxide gold in the near surface.  The gold mineralization footprint currently measures in excess of 1.6 km x 200 m and remains open for expansion, with numerous untested coincident gold-in-soil geochemical & geophysical targets yet to be drilled.

In conjunction with the 2019 drill program, the Company continued to collect additional soil samples for geochemical analysis to further develop and refine existing high priority drill targets.

During the year ended December 31, 2019, the Company also determined not to renew/maintain a number of peripheral/non-core claims in the eastern portion of the property following a geological assessment of these claims.  A total of 313 claims were not renewed with the BLM in September 2019. Accordingly, the claims boundary outlined at Figure 1 in this AIF has changed subsequent to the effective date of the Technical Report.  The total area of the Pony Creek Project is approximately 81 km2 as of the date of this AIF.

During 2019, only a portion of the recommended US3.5 million Phase 3 program was completed due to the availability of desirable permitting and access to capital.

The scientific and technical data contained in the section entitled "Recent Developments" has been reviewed and approved by Vance Spalding, CPG, VP Exploration of the Company, who is a "qualified person" under NI 43-101.

RISK FACTORS

The following discussion summarizes the principal risk factors that apply to the Company's business and that may have a material adverse effect on the Company's business, financial condition and results of operations, or the trading price of the Contact Shares.

The risks set out below are not the only risks the Company may face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our Common Shares, could decline and holders of our Common Shares could lose all or part of their investment.

Disruption Caused by the Covid-19 Virus

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including Canada and the United States. On January 30, 2020, the World Health Organization declared the outbreak of Covid-19 a "Public Health Emergency of International Concern."  A significant outbreak of Covid-19 and other infectious diseases could result in a widespread health crisis that could adversely affect the economies and financial markets worldwide.  Contact Gold's business and development activities may be materially adversely affected by the disruption caused by the Covid-19 outbreak.  Additionally, Covid-19 has disrupted the capital markets world-wide and commodity prices, including gold prices.  Contact Gold may be unable to complete a capital raising transactions if continued concerns relating to Covid-19 restrict travel, limit the ability to have meetings with potential investors or the market for our common stock does not stabilize in a timely manner. The extent to which Covid-19 impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of Covid-19 and the actions to contain Covid-19 or treat its impact, among others. If the disruptions posed by Covid-19 or other matters of global concern continue for an extensive period of time, our business may be materially adversely affected.

No History of Operations

The Company is an exploration company and has no history of operations, mining or refining mineral products. The Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that the Company will be successful in achieving a return on an investment in the Contact Shares and the likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Contact Gold Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to further technical studies, permitting requirements and construction of mines, processing plants, roads and related works and infrastructure. The Company will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

No Operating Revenues and History of Losses

The Company has no operating revenues or earnings and a history of losses, and no operating revenues are anticipated until one of the Company's projects comes into production, which may or may not occur. As such, there is no certainty that the Company will generate revenue from any source, operate profitably or provide a return on investment in the future.  The Company will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that the Company will be able to do so.

Going Concern, Additional Capital Requirements and Financing Risks

The Company has limited financial resources and no operating revenues. To maintain its existing interest in the Contact Properties, the Company must make certain expenditures for the project.

The Consolidated Financial Statements contain a note that indicates the existence of material uncertainties that raise significant doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, its ability to successfully i) raise financing, and/or ii) dispose of its mineral property interests, and/or iii) produce commercial quantities of mineral reserves on a profitable basis..

The development and exploration of the Company's properties will require substantial additional financing. Further exploration and development of the Contact Properties and/or the Company's other properties may be dependent upon its ability to obtain financing through equity or debt, and although the Company has been successful in the past in obtaining financing, and has recently announced the 2020 Private Placement, there can be no assurance that the 2020 Private Placement will close, or that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable or acceptable to the Company. Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of the Company's projects and the Company may become unable to carry out its business objectives, and accordingly gives rise to a material uncertainty which may cast substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern.

Furthermore, any unexpected costs, problems or delays could severely impact the Company's ability to maintain its mineral property interests, continue exploration and, if applicable, development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Contact Properties in the Consolidated Financial Statements represent acquisition costs and should not be taken to represent realizable value.

Reliance on a Limited Number of Properties

The only material property interest of the Company is its interest in the Pony Creek Project located in Nevada. As a result, unless the Company acquires additional property interests, any adverse developments affecting this property could have a material adverse effect upon the Company and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of the Company. While the Company may seek to acquire additional mineral properties that are consistent with its business objectives, there can be no assurance that the Company will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to the Company or at all and that Contact Gold will be able to successfully develop such properties and bring such properties into commercial production.

Exploration Efforts May Be Unsuccessful

Mineral resource exploration and, if warranted, development, is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production.

Prior to the closing of the Transactions in June 2017, most of the drilling on the Contact Gold Properties was completed by historical operators from 1981 through 2006 (the Green Springs gold property had drilling by a prior operator in 2017).  Moreover, up until relatively recently, only a minimal amount of field exploration and sampling has been conducted by the Company at any of the Contact Gold Properties.  There is no certainty that the expenditures that have been made and may be made in the future by the Company related to the exploration of its Pony Creek Project, or at any of the Contact Gold Properties will result in discoveries of mineralized material in commercial quantities.

Most exploration projects do not result in the discovery of commercially viable mineral deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any of the Contact Gold Properties or any portion(s) thereof will ever qualify as a commercially viable deposit which can be legally and economically exploited.

No History of Mineral Production

With exception of the Green Springs gold property, there is no history of mineral production on the Contact Gold Properties 1 . The Contact Gold Properties are a high risk, speculative venture, and, until recently, only a minimal amount of exploration and sampling has been conducted by Contact Gold. There is no certainty that the expenditures proposed to be made by Contact Gold towards the search for and evaluation of gold or other minerals with regard to the Contact Gold Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals. Until recently, all of the drilling on the Contact Gold Properties was completed by historical operators from 1981 through 2006

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any future properties, nor is there any assurance that any future exploration programs of the Company on the Contact Gold Properties or any other properties will yield any positive results. Even where commercial properties of minerals are discovered, there can be no assurance that any property of the Company will ever be brought to a stage where mineral reserves can be profitably produced thereon. Factors which may limit the ability of the Company to produce mineral resources from its properties include, but are not limited to, the price of mineral resources are explored, availability of additional capital and financing and the nature of any mineral deposits.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this AIF should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time. Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. It is impossible to ensure that the current exploration and development programs of Contact Gold will result in profitable commercial mining operations.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

_____________________________________
2 To the best of the Company's knowledge, Green Springs produced 72,000 ounces of gold from a series of shallow pits, less than 100 metres deep in the late 1980's for US Minerals Exploration (USMX).

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. The Company's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of the Company's properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable adequate machinery, equipment or labour and obtaining necessary services in jurisdictions in which the Company operates. Unfavourable changes to these and other factors have the potential to negatively affect the Company's operations and business.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate or even mitigate. While the discovery of a mineral-bearing structure may result in an increase in value for shareholders, few properties which are explored are ultimately developed into producing mines.

Major expenses may be required to locate and establish mineral resource and mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Company's operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by the Company will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as quantity and quality of mineralization and proximity to infrastructure; mineral prices which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by the Company towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that the Company will be able to locate additional mineral reserves as its existing mineral reserves are depleted.

Land Title and Royalty Risks

General

The Company's ability to explore and operate at the Contact Gold Properties depends on the validity of its title to such project.

There are uncertainties as to title matters in the mining industry. Any defects in title could cause the Company to lose rights in its mineral properties and jeopardize its business operations. The Company's mineral properties currently consist of unpatented mining claims located on lands administered by the BLM, Nevada State Office, and land administered by the United States Department of Agriculture's U.S. Forest Service (the "USFS") to which the Company only has possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.  Moreover, title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Any or all of the Contact Gold Properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects.

The present status of the Company's unpatented mining claims located on public lands allows the Company the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. The Company is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. The Company remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If the Company does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Certain of the Company's subsurface mineral rights to Pony Creek and to Green Springs are secured or controlled by a contractual interest in private surface and mineral property in the form of various surface use agreements and mining/mineral leases. Subject to the terms of those agreements and leases, certain of those agreements and leases may have not have provisions for automatic renewal. If the Company is not able to negotiate for the extension of those agreements and leases they may expire and no longer form part of the Company's mineral portfolio.

Pending Federal Legislation that may affect the Company's Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact the Company's ability to develop mineralized material on unpatented mining claims. Currently, all of the Company's mining claims are on unpatented claims. Although the Company cannot predict what legislated changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect the Company's financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which the Company holds a material interest. If there are title defects with respect to any properties, the Company might be required to compensate other persons or perhaps reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert the Company management's time from ongoing exploration and development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. The Company also may not have, or may not be able to obtain, all necessary surface rights to develop a property. The Company has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of the Company, to ensure proper title to the Contact Gold Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned. Title insurance generally is not available for mining claims in the U.S. and the Company's ability to ensure that it has obtained secure claim to individual mineral properties may be limited. The Contact Gold Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, the Company may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of the Contact Gold Properties. The Company may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause the Company to compensate other persons or perhaps reduce its interest in the affected property or lose some or all of the associated rights to explore and, if warranted, develop that property. This could result in the Company not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and, if warranted, development programs.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where the Company would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to the Company, may have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Certain of the Contact Gold Properties, including the Pony Creek claim, are subject to certain royalties granted by Clover Nevada to an affiliate, RCC (also an affiliate of Waterton) and its successors (the "Clover Nevada Royalties"). The Clover Nevada Royalties, and any other royalty interests in respect of the properties of the Company which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the Clover Nevada Royalties, or other royalty interests, may interpret their interests in a manner adverse to the Company, and the Company could be forced to take legal action to enforce its rights. The Company may or may not be successful in enforcing its rights, and challenges to the terms of the Clover Nevada Royalties or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of the Company.

Disputes could arise challenging, among other things:

  the existence or geographic extent of the royalty interests;
  methods for calculating royalties;
  third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;
  various rights of the operator or third parties in or to a royalty interest;
  production and other thresholds and caps applicable to payments of royalty interests;
  the obligation of an operator to make payments on royalty interests;
  various defects or ambiguities in the agreement governing a royalty interest; and
  disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where Contact Gold would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to Contact Gold, may have a material and adverse effect on Contact Gold's results of operations, financial condition and the trading price of the Shares.

There may be unknown defects in the asset portfolio

The Company acquired the Contact Gold Properties through its acquisition of Clover Nevada, who acquired the properties from Clover Nevada I LLC. Clover Nevada I LLC acquired the properties from a receiver in a bankruptcy process in 2015. The bankruptcy process purported to extinguish all claims and encumbrances against the properties. New claims and encumbrances were established by Clover Nevada in connection with the sale. There is a risk that claims and encumbrances that existed prior to the bankruptcy (including certain royalty interests, easements or encroachments) have not been fully extinguished by the bankruptcy and that such claims and encumbrances could have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Market Price of the Company's Securities

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries.  As at the date of this AIF there is also a significant amount of uncertainty and economic disruption caused by the global Covid-19 outbreak that has increased market and share price volatility.  There is no assurance that the price of the Contact Shares will be unaffected by any such volatility. The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports. Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the Covid-19 outbreak

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Pony Creek, Green Springs, or any of the other Contact Gold Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after a public offering or private placement of securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Common Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Common Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions; and

23. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" above.

The market price of the Contact Shares is also affected by many variables not directly related to the Company's success and therefore not within the Company's control, including other developments that affect the market for all resource sector shares, and the attractiveness of alternative investments. In addition, the stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations, and in the mining sector, such stocks have suffered significant declines. Volatility in the market price for a particular issuer's securities has often been unrelated to the operating performance of that issuer.  As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

U.S. Domestic Issuer

The Company is incorporated under the laws of Nevada and as such is deemed to be a "U.S. domestic issuer"; moreover, the Company is not a Reporting Entity under the 1934 Act, but is a reporting issuer with the Commissions in Canada, a set of circumstances which has and should be expected to continue to create several burdensome administrative and reporting obligations.

The Company is currently a Reg 1-A filer, which requires the filing of specific documents and reports, including those to meet continuous disclosure obligations with the SEC such as annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

Although the Company received exemptive relief as to the financial reporting standards it was permitted to use to prepare and file its financial statements (as well as associated audit standards), the Company's ability to use U.S. GAAP will still likely result in higher audit and legal fees due to the SEC compliance requirements.  The ability to use only U.S. GAAP prepared financial statements is also contingent upon continuing to satisfy the requirements of the Order.  Should the Company be required to once again prepare and file IFRS financial statements in lieu of, or in addition to those prepared pursuant to U.S. GAAP, there would be a significant increase in compliance costs.

U.S. domestic issuers that have more than 2,000 shareholders of record are required to be registered under the 1934 Act. While the Company does not currently have 2,000 shareholders of record, in the event that it does in the future, or in the event that the Company voluntarily elects to become registered and a reporting issuer with the SEC under the 1934 Act, the Company will be subject to substantial continuous disclosure obligations including among other things, the filing of a Form 10-K (annual reports), Form 10-Q (quarterly reports), Form 8-K (current reports/material change reports), Schedule 14A (proxy statements) and will be subject to applicable provisions under the Sarbanes-Oxley Act. In addition, shareholders holding 10% or more of the issued and outstanding Contact Shares will be subject to Section 16 reporting (Form 3, 4, and 5 filings) and the short-swing profit rules and shareholders holding 5% or more of the issued and outstanding Contact Shares will be subject to Schedule 13D/G reporting obligations.

As a U.S. domestic issuer, in order for Contact Gold to issue securities that are not restricted, offerings of securities are required to be qualified either by filing (a) a Form S-1 with the SEC, or (b) a Form 1-A under a Reg A Offering.

All of the aforementioned requirements will significantly increase the regulatory and compliance costs of the Company. In addition, unless a U.S. domestic issuer is registered and reporting with the SEC, all securities issued by a U.S. domestic issuer in private placement transactions - including those that are issued outside of the United States - are "restricted securities" under Rule 144 of the 1934 Act, must bear a U.S. restrictive legend and will be subject to a one (1) year hold period. The removal of the restrictive legend will also require a U.S. opinion letter to be delivered to the transfer agent.

As a result, the ability for U.S. domestic issuers to raise capital is more difficult and would be expected to result in shares issuances at higher discounts to the market price.  Note that even if the Company does become registered with the SEC and a reporting issuer under the 1934 Act, and maintains its Reg A status electing to submit its first and third quarter financial information on Form 1-U, the hold period applicable to all securities issued in a private placement transaction by a U.S. domestic issuer will still be subject to a six-month hold period.

Overall, the regulatory and compliance requirements and costs for U.S. domestic issuers is higher and more complex than those applicable to "foreign private issuers" and the ability to raise capital is more difficult, all of which could have a material adverse impact on the Company's business and financial condition.

Emerging Growth Company

We are an "emerging growth company, " as defined in the U.S. Jumpstart Our Business Startups Act, or JOBS Act. For as long as the Company continues to be an emerging growth company, management may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Contact Gold could be an emerging growth company for up to five years: however, circumstances could cause the Company to lose that status earlier, including if the market value of the Contact Shares held by non-affiliates exceeds US$700 million, if we issue US$1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed US$1.07 billion. Absent the foregoing circumstances, the Company would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of the first sale of common equity securities under an effective registration statement with the SEC. Finally, at any time Contact Gold may choose to opt-out of the emerging growth company reporting requirements. If the Company chooses to opt out, it will be unable to opt back in to being an emerging growth company. The Company cannot predict if investors will find the Contact Shares less attractive as a consequence of  any reliance on these exemptions. If some investors find the Contact Shares less attractive as a result, there may be a less active trading market for the Contact Shares and the stock price may be more volatile.

Potential Election to become a Reporting Issuer with the SEC

Contact Gold may elect to become a reporting issuer under the 1934 Act and, if it does, management believe that the Company will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make the Contact Shares less attractive to potential investors.

Rule 12b-2 of the 1934 Act defines a "smaller reporting company" as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

  had a public float of less than US$250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or
  in the case of an initial registration statement under the 1933 Act, or the 1934 Act, for shares of its common equity, had a public float of less than US$250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a 1933 Act registration statement, the number of such shares included in the registration statement by the estimated initial public offering price of the shares; or
  in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or less than US$700 million, had annual revenues of less than US$100 million during the most recently completed fiscal year for which audited financial statements are available.

Contact Gold believes that it is a smaller reporting company, and as such it will not be required and may not include a Compensation Discussion and Analysis section in any U.S. proxy statements; the Company need only to provide two years of financial statements; and would not need to provide the table of selected financial data. The Company also will have other "scaled" disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These "scaled" disclosure requirements may make the Contact Shares less attractive to potential investors, which could make it more difficult for shareholders to sell their Contact Shares.

Control of the Company

As at the date of this AIF, Waterton Nevada Splitter, LLC ("Waterton Nevada"), a limited liability company of which Waterton is the sole member, holds, directly or indirectly, 37.1% of the issued and outstanding Contact Shares and 100% of the Contact Pref Shares (as defined herein) and is the Company's single largest shareholder and a control person for the purposes of Canadian Securities Laws. As a result, Waterton Nevada has the ability to influence the outcome of matters submitted to the shareholders of the Company for approval, which could include the election and removal of directors, amendments to the Company's corporate governing documents and business combinations. In addition to its ability to influence matters submitted to the Company's shareholders, Waterton Nevada has the right to nominate two individuals to the Board of Directors of the Company (the "Board"), allowing Waterton Nevada the ability to participate in the oversight of the Company's direction and business activities. For so long as Waterton retains the right to nominate members of the Board, it will retain the ability to participate and influence the oversight of the Company's direction and business activities.  The Company's interests and those of Waterton Nevada may at times conflict, and this conflict might be resolved against the Company's interests. The concentration of approximately 37% of the issued and outstanding Contact Shares in the hands of a single shareholder may discourage an unsolicited bid for the Contact Shares, and this may adversely impact the value and trading price of the Contact Shares.

Investor Rights

Pursuant to the Governance and Investor Rights Agreement, dated June 7, 2017, as well as the rights associated with the Contact Pref Shares, Waterton has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances undertaken by Contact Gold; (ii) director nomination and observer rights; and (iii) piggy-back and registration rights.  Pursuant to the Goldcorp Investor Rights Agreement, dated June 7, 2017, Goldcorp has, in all cases subject to certain ownership thresholds, the right to require Contact Gold to form a technical committee and to nominate 25% of the members of the technical committee 3.

As a result of Waterton and Goldcorp's aggregate shareholdings in Contact Gold, to the extent that each of them similarly vote for or against matters that are submitted to shareholders for approval, such as significant corporate transactions or those involving a change of control, such votes will be determinative of the outcome, which may not be beneficial to the other shareholders of Contact Gold.  In some cases, the interests of Waterton and/or Goldcorp may not be the same as those of each other, or the Contact Gold's other shareholders, and conflicts may arise from time to time that may be resolved in a manner detrimental to the Contact Gold's other shareholders.

Preferred Shares

The Company has issued and outstanding 11,111,111 Contact Pref Shares with an aggregate face value of US$11,100,000, issued to Waterton in connection with the Transactions. The Contact Pref Shares have a maturity date of June 7, 2022 (the "Maturity Date"), accrue preferential cumulative cash dividends at a fixed rate per annum equal to 7.5% on a simple and not compounded basis. The Contact Pref Shares are non-voting and are convertible at the election of the holder at any time, into Contact Shares (subject to a cap such that at any time following any conversion, Waterton and its affiliates shall not hold more than 49% of the aggregate issued and outstanding Contact Shares).

The conversion of the Contact Pref Shares from time to time, at the election of the holder, will not only increase the number of Contact Shares held by Waterton Nevada and its affiliates (see in this AIF, "Risk Factors - Control of the Company") but will also result in dilution to other existing shareholders of the Company (see "Risk Factors - Dilution").

At the Maturity Date, unless the holders thereof elect to convert any such Contact Pref Shares into Contact Shares, the Company will be required to redeem and pay in cash the aggregate amount of the face value of all outstanding Contact Pref Shares plus all accrued dividends thereon. There is no assurance that the Company will have the requisite funds to redeem the Contact Pref Shares. Even in the event the Company is able to redeem the Contact Pref Shares in full, such redemption will reduce the amount of funds available to the Company to pursue its business objectives and for other general working capital and corporate purposes, which could have a material adverse effect on the Company.

Pursuant to the terms of the Contact Pref Shares, the holders are also entitled to certain other rights and preferences such as a right of first offer and a right of first refusal on any sale, lease, exchange, transfer or disposition of the Company's interests in the Contact Gold Properties and the Company is further restricted from disposing of all or substantially all of its assets without such holders' prior written consent.

The Board also has the power, without shareholder approval and subject to the terms of our amended and restated certificate of incorporation, to set the terms of any preferred shares that may be issued, including voting rights, dividend rights, conversion features, preferences over our the Contact Shares with respect to dividends or upon liquidation, dissolution, or winding up of the business. The Board previously authorized the issuance of 11,111,111 Contact Pref Shares carrying preferential rights to dividends, among other things. If the Company issues preferred shares again in the future that have a preference over the Contact Shares with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if the Company issues preferred shares with voting rights that dilute the voting power of the Contact Shares, the rights of holders of the Contact Shares or the trading price of the Contact Shares could be adversely affected.

The currently outstanding Contact Pref Shares have preference on bankruptcy over the Contact Shares and holders of the Contact Pref Shares are entitled to receive from the assets of the Company in priority to the holders of Contact Shares on a liquidation, dissolution, winding up or other distribution of assets of the Company. In the future, Contact Gold may attempt to increase its capital resources by offering debt securities or additional Contact Pref Shares. Upon a potential bankruptcy or liquidation, holders of any of the Company's debt securities or Contact Pref Shares, and lenders with respect to other borrowings the Company may make, may receive distributions of available assets prior to any distributions being made to holders of the Contact Shares. Because our decision to issue debt securities or Contact Pref Shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, the Company cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of Contact Shares must bear the risk that any future offerings the Company conducts or borrowings made may adversely affect the level of return they may be able to achieve from an investment in the Contact Shares, upon bankruptcy or otherwise.

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3 As a consequence of the closing of the 2019 Private Placement, Goldcorp no longer has the right to increase its position to 19.9%, however still retains it right to maintain its percentage interest.

These rights and other covenants may restrict the Company's ability to conduct its business or enter into third party transactions in the ordinary course, which may adversely affect the Company's business. See "Description of Capital Structure - Preferred Stock" for a more detailed description of the Contact Pref Shares.

Currency Rate Risk

The Company may be subject to currency risks. The Company's reporting currency is the Canadian dollar, which is exposed to fluctuations against other currencies. To date, the Company has raised funds entirely in Canadian dollars.  The Company's primary operations are located in the United States, and accordingly, the majority of the Company's exploration property expenditures, are incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the United States dollar will consequently have an impact upon the financial results of the Company

Should the Company expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, the Company's results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of the Company. The Company has not undertaken to mitigate transactional volatility in the United States dollar at this time.  The Company may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Contact Gold.

Taxation in the United States

Contact Gold is and will be taxed as a corporation for U.S. federal income tax purposes.

The Company will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to Contact Gold shareholders. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. The Company will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to Contact Gold shareholders.

Furthermore, the present U.S. federal income tax treatment of corporations, including the Company, or an investment in the Contact Shares, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of U.S. Congress and the U.S. President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the Contact Shares.

The Company is also likely to be exposed to taxation in Canada, and is obligated to comply with filing requirements in Canada.  There may be higher rates of taxation applicable to the Company's taxable income, and it will be necessary to assess the impact on the Company based on tax treaties and other legislation.

FIRPTA Considerations

A non-U.S. holder of our Common Stock generally will incur U.S. Federal income tax on any gain realized upon a sale or other disposition of Contact Shares to the extent the Contact Shares constitutes a "United States real property interest" ("USRPI"), under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). A USRPI includes stock in a "United States real property holding corporation. " Contact Gold is, and expects to continue to be for the foreseeable future, a "United States real property holding corporation."

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were "effectively connected" with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

However, if the Contact Shares becomes regularly traded on an established securities market, then gains realized upon a sale or other disposition of the Contact Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own more than 5% of the outstanding number of Contact Shares at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder's holding period for such common shares. At this time, the Company generally expects the Contact Shares will continue to be regularly traded on an established securities market, and so gains realized upon a sale or other disposition of the Contact Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own more than 5% at any time during the applicable testing period. However, in the event that the Contact Shares are not regularly traded on an established securities market, then gains recognized by a non-U.S. holder upon a sale or other disposition of Contact Shares will be subject to tax under FIRPTA unless an exemption applies.

Global Financial Conditions

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies. As at the date of this AIF there is also a significant amount of uncertainty and economic disruption caused by the global Covid-19 outbreak that has had a catastrophic impact on access to capital and liquidity, and access to public financing. These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

Commodity Markets

The price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline and the Company's operations may be materially and adversely affected.

Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond the Company's control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale. Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond the Company's control, including particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in the Company not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by the Company's personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revisions based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Inferred resources are resources for which there has been insufficient exploration to define as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category. As a result of the foregoing, there may be material differences between actual and estimated mineral resources and mineral reserves which may impact the viability of the Company's projects and have a material impact on the Company.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by the Company. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.  To the extent that the Company is unable to mine and produce as expected and estimated, the Company's business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of the Company's properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only and the Company may ultimately never realize production on any of its properties.

Penny Stock and FINRA Rules

If our Common Stock become subject to the penny stock rules, it would become more difficult to trade the Contact Shares. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price per share of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, before effecting a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that, before effecting any such transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for the Contact Shares, and therefore stockholders may have difficulty selling the Contact Shares.

In addition to the "penny stock" rules described above, the Financial Industry Regulatory Authority, Inc. ("FINRA") has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative, low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy the Contact Shares, which may have the effect of reducing the level of trading activity in the Contact Shares. As a result, fewer broker-dealers may be willing to make a market in the Company's common stock, reducing a stockholder's ability to resell the Contact Shares.

Insurance and Uninsured Risks

The Company's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties or production facilities, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although the Company may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with a mining company's operations. The Company may also be unable to maintain insurance to cover these risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability.

Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Health, Safety and Community Relations

The Company's operations are subject to various health and safety laws and regulations that impose various duties on the Company's operations relating to, among other things, worker safety and obligations in respect of surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, the Company's operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company's mineral properties but there can be no guarantee that these expenditures will ensure the Company's compliance with applicable laws and regulations and any non-compliance may have a material adverse effect on the Company.

Environmental Risks and Hazards

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect the Company or require it to expend significant funds. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for the Company to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays.

All phases of the Company's operations in Nevada will be subject to extensive federal and state environmental regulation, including:

  Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA);
  The Federal Resource Conservation and Recovery Act (RCRA);
  The Clean Air Act (CAA);
  The National Environmental Policy Act (NEPA);
  The Clean Water Act (CWA);
  The Safe Drinking Water Act (SDWA); and
  The Engendered Species Act (ESA)

These environmental regulations require the Company to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities. Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on the Company's financial performance and results of operations.

Nevada state statutes and regulations establish reclamation and financial assurance requirements for mining operations and require that mining projects in Nevada obtain a reclamation permit. Mining projects are required to prepare a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's operations. Environmental hazards may exist on the properties on which the Company holds interests which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties which may result in the payment of fines and clean up costs by the Company and may adversely affect the Company's operations.

The Company cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect the Company.

Compliance with Environmental Laws and Regulations

The Company's activities are subject to environmental laws and regulations that may increase the costs of doing business and restrict operations.  All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency ("EPA"), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement ("EIS") and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers this program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws:  At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules

The Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules may adversely affect the business. The EPA has proposed new rules requiring demonstration of financial responsibility which are applicable to facilities used for hard rock mining assurance.  Although the rules are not final and have not been implemented, they could require us to obtain additional financial guarantees beyond our current reclamation requirements for our Pony Creek Project and our other projects if placed into production.  The rule requires subject facilities to calculate their level of financial responsibility based on a formula included in the rule, secure an instrument or otherwise self-assure for the calculated amount, demonstrate to the EPA the proof of the security, and maintain the security until the EPA releases facilities from the CERCLA 108(b) regulations. With only a draft rule at this time, the final impacts of this rule to us are unknown; however, an obligation to secure and maintain financial assurance across all of our facilities could have a material adverse impact to our business.  If a final rule is implemented, there can be no assurances that the financial assurance products required by the rule will be available or that we will be able to obtain such financial assurances on commercially reasonable terms, or at all.

Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. The Company's ability to acquire properties and develop mineral resources in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect the Company's ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project development, exploration or construction costs and result in project delays, which could generally and adversely affect the Company and its business and prospects.

Strategic Partnerships and Joint Venture Agreements

The Company may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its exploration assets. The failure of any partner to meet its obligations to the Company or other third parties, or any disputes with respect to third parties' respective rights and obligations, could have a material adverse effect on the Company's rights under such agreements. The Company may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact the strategic value of the underlying mineral claims. Furthermore, in the event the Company is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or even face termination of such agreements.

Acquisitions and Integration

From time to time, it can be expected that the Company will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that the Company may choose to complete may be of a significant size, may change the scale of the Company's business and operations, and may expose the Company to new geographic, political, operating, financial and geological risks. The Company's success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of the Company. Any acquisitions would be accompanied by risks. In the event that the Company chooses to raise debt capital to finance any such acquisitions, the Company's leverage will be increased. If the Company chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, the Company may choose to finance any such acquisitions with its existing resources which would result in the depletion of such resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that the Company would be able to successfully integrate the acquired business into the Company's pre-existing business or that any such acquisition would not have a material and adverse effect on the Company.

Dilution

While the Company believes that it is well financed to carry out its exploration and development plans in the near term, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and the Company would require additional monies to fund development and exploration programs and potential acquisitions. The Company cannot predict the size of future issuances of the Contact Shares or the issuance of debt instruments or other securities convertible into Contact Shares.  Likewise, the Company cannot predict the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Contact Shares. If the Company raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of Contact Shares, or the availability of such Contact Shares for sale, could adversely affect prevailing market prices for the Company's securities and a securityholder's interest in the Company.

Risk of Litigation

The Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If the Company is unable to resolve these disputes favourably, it may have a material adverse impact on the ability of the Company to carry out its business plan.

Future Sales of Contact Shares by Major Shareholder

Sales of a large number of Contact Shares in the public markets, or the potential for such sales, could decrease the trading price of the Contact Shares and could impair the Company's ability to raise capital through future sales of Contact Shares. In particular, as at the date hereof, Waterton owns, directly or indirectly, approximately 37% of the issued and outstanding Contact Shares.  Waterton may decide to liquidate all or a significant portion of its position, which could adversely affect the price of Contact Shares.

Climate Change and Climate Change Regulations

Climate change could have an adverse impact on the Company's cost of operations. The potential physical impacts of climate change on the operations of the Company are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on the Company's mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of the Company. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, its venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company's ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in natural resources industry could harm the reputation of the Company.

Reliance on Key Personnel

The Company's development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company's business. Further, with respect to future development of the Company's projects, it may become necessary to attract both international and local personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase. Factors outside the Company's control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect the Company's ability to employ the specific personnel required. Due to the relatively small size of the Company, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company's business, results of future operations and financial condition. The Company does not intend to take out 'key person' insurance in respect of any directors, officers or other employees.

Influence of Third-Party Stakeholders

Some of the lands in which the Company holds an interest, or the exploration equipment and roads or other means of access which the Company intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, the Company work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for the Company.

Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The Company has a very limited history of operations and has not made any assessment as to the effectiveness of its internal controls. Though the Company intends to put into place a system of internal controls appropriate for its size, and reflective of its level of operations, there are limited internal controls currently in place.  If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of related legislation in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of the Contact Shares could be negatively affected. We also could become subject to investigations by the stock exchange on which the securities are listed, the securities commissions, or other regulatory authorities, which could require additional financial and management resources.

Furthermore, as an "emerging company", our independent auditors are not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company. This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting while we are not. While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm's review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies. Further, once we cease to be an emerging growth company, we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting unless our public float is less than US$ 75 million. Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

Dividend Policy

No dividends on the Contact Shares have been paid by the Company to date. Other than holders of Contact Pref Shares, investors in the Company's securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Accordingly, it is unlikely that investors will receive any return on their investment in the Company's securities (other than on Contact Pref Shares) other than through possible share price appreciation. On completion of the Transactions, the Company issued Contact Pref Shares to Waterton Nevada which, in priority to the rights of holders of the Contact Shares or other classes of stock of the Company, shall be entitled to receive and the Company shall pay thereon, as and when declared by the Board out of the assets of the Company properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Moreover, for so long as Waterton has the right to appoint one or more nominees to the Board of Directors, the Company shall not declare or pay any cash dividend or distribution on the Contact Shares unless such dividend or distribution has been approved by the nominees of Waterton, in addition to approval by a majority of the Board of Directors.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company should be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Nevada Act and other applicable Laws.

Interest Rate Risk

The Company's interest rate risk related to interest-bearing debt obligations is currently not material as the Company has no outstanding debt as of the date of the AIF.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages its capital in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and the Company's holdings of cash.  The Company's objective in managing liquidity risk will be to maintain sufficient, readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. The Company's most significant area of potential liquidity risk relates to the obligation to satisfy the Contact Pref Shares upon redemption.  There will be significant equity dilution upon satisfaction of the Redemption Amount (as defined in this AIF); there is no certainty that the Company would be able to raise sufficient capital to meet this obligation.  In general, the Company will have to issue additional Contact Shares to ensure there is sufficient capital to meet long term objectives. The total cost and planned timing of acquisitions and/or other development or construction projects is not currently determinable, and it is not currently known precisely when the Company will require external financing in future periods. The Company's financial liabilities of payables and accrued liabilities are payable within a 90-day period and are to be funded from cash on hand.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

DESCRIPTION OF CAPITAL STRUCTURE

The Company is authorized to issue 515,000,000 shares in the capital of the Company, of which 500,000,000 are designated as common stock, par value US$0.001 per Contact Share and 15,000,000 are designated as preferred stock (the "Contact Pref Shares"), par value US$1.00 per Contact Pref Share. As of the date of this AIF, 84,471,973 Contact Shares, and 11,111,111 Contact Pref Shares were issued and outstanding.

Common Stock

Holders of Contact Shares are entitled to one vote for each share on all matters submitted to a shareholder vote.  Holders of Contact Shares do not have cumulative voting rights. Therefore, holders of a majority of the Contact Shares voting for the election of directors can elect all of the directors. Holders of the Contact Shares representing one-third (⅓) of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of holders of Contact Shares.  A vote by the holders of a majority of the outstanding Contact Shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the articles of incorporation. Holders of the Contact Shares have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Contact Shares. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of Contact Shares to contribute additional capital.

Subject to the rights of holders of Contact Pref Shares outlined below, holders of Contact Shares are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding Contact Share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any outstanding as such time, having preference over the Contact Shares.

See also in this AIF discussion of the 2020 Private Placement

Preferred Stock

The holders of Contact Pref Shares are entitled to certain rights and preferences with respect to the holders of its stock, including, but not limited to, the following:

  Voting. Except as expressly provided for in the Nevada Act, the holders of the Contact Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Company and shall not be entitled to vote at any such meeting.

  Redemption. On the Maturity Date (June 7, 2022) and subject to the Nevada Act, the Company shall be required to redeem each Contact Pref Share for an amount equal to the face value per Contact Pref Share with all accrued and unpaid cumulative dividends thereon to the redemption date (the "Redemption Amount"). The Contact Pref Shares were issued on June 7, 2017.

Subject to the Nevada Act, at any time and from time to time prior to the Maturity Date, the Company shall be entitled to redeem all or any part of the Contact Pref Shares for the Redemption Amount. Upon receiving a notice of redemption from the Company, a holder of Contact Pref Shares will have 10 Business Days to deliver a conversion notice to exercise its conversion right with respect to all or any portion (subject, in the case of Waterton, to the limitations described below) of the Contact Pref Shares subject to such notice of redemption, in which case such Contact Pref Shares shall not be redeemed but shall be converted into Contact Shares in accordance with the conversion rights of the Contact Pref Shares described below.

  Conversion. Holders of Contact Pref Shares shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Contact Pref Shares into Contact Shares at a conversion price of $1.35 per Contact Share. The number of Contact Shares to be issued pursuant to such conversion right shall be equal to the sum of the face value of the Contact Pref Shares together with any accrued and unpaid cumulative dividends thereon to the conversion date divided by the conversion price of the Contact Pref Shares on the conversion date, such price being subject to adjustment from time to time. In accordance with the terms of the Governance and Investor Rights Agreement, Waterton may only exercise such conversion right with respect to such number of Contact Pref Shares from time to time provided that immediately following the conversion thereof, the aggregate number of Contact Shares beneficially owned by Waterton and its affiliates shall not exceed 49% of the aggregate number of Contact Shares issued and outstanding immediately following such conversion.

  Change of Control. If a Change of Control occurs, on or prior to the fourth anniversary of the Contact Pref Shares (the "Anniversary"), the holder of the Contact Pref Shares has the option to require the Company to redeem all or part of the Contact Pref Shares for the Change of Control redemption amount (the "CoC Amount"), unless such Change of Control is with Waterton Nevada.

The CoC amount is equal to (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second Anniversary; (b) 115% of the Redemption Amount if there is a Change of Control after the Second Anniversary, but on or prior to the fourth Anniversary; (c) the Redemption Amount, if there is a Change of Control after the fourth Anniversary, but on or prior to the Maturity Date, provided that, in each case, the CoC Amount is not payable in the event of a Change of Control that is completed with Waterton or an affiliate of Waterton.

  Liquidation. In the event of a liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding up its affairs or any steps taken by the Company in furtherance of any of the foregoing, the holders of Contact Pref Shares shall be entitled to receive from the assets of the Company in priority to any distribution to the holders of Contact Shares or any other class of stock of the Company, the Liquidation Value (defined in the articles of incorporation of the Company as 120% of the Face Value (US$1.00) of the Contact Pref Shares or US$1.20 per share) per Contact Pref Share held by them respectively, but such holders of Contact Pref Shares shall not be entitled to participate any further in the property of the Company.

  Dividends. The holders of the Contact Pref Shares, in priority to the rights of holders of the Contact Shares or other classes of stock of the Company, shall be entitled to receive and the Company shall pay thereon, as and when declared by the Board out of the assets of the Company properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the face value of the Contact Pref Shares becomes due and payable, and the cumulative dividends shall accrue and be cumulative from the date of issue of the Contact Pref Shares.

The holders of the Contact Pref Shares shall also be entitled to participate pari passu with the Contact Shares in any dividends other than or in excess of the cumulative dividends. Except with the consent in writing of the holders of all of the Contact Pref Shares then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of the Company in any financial year unless and until the accrued cumulative dividends on all of the Contact Pref Shares outstanding have been declared and paid or set apart for payment.

  Right of First Offer ("ROFO"). So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Contact Pref Shares originally issued to them on June 7, 2017, and subject to any other ROFO agreements relating to any of the Contact Gold Properties, the Company will be obligated to inform Waterton of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Gold Properties that is not a sale of all or substantially all of the Company's assets and provide Waterton with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Gold Properties. Upon receipt of such divesting notice, Waterton will have a period of 20 business days to accept the offer to sell by the Company on the terms contained on the divesting notice. If Waterton has not accepted the terms during the 20 business day period, and the Company has not during such same period received a third party offer for such specified interest in the Contact Gold Properties, then the Company shall be permitted to sell its specified interest in the Contact Gold Properties to a third party for a period of 180 days from the date of the original divesting notice provided to Waterton on the terms and conditions no less favourable to the Company than those contained in the divesting notice.

  Sale of Substantially All of the Company's Assets. So long as Waterton and/or its affiliates beneficially own or control 33⅓% or more of the Contact Pref Shares originally issued to them on June 7, 2017, the Company shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton's prior written consent, which will not be unreasonably withheld or delayed.

  Right of First Refusal ("ROFR"). Subject to the provisions of the Contact Pref Shares, and subject to any other ROFR agreements relating to any of the Contact Gold Properties, if the Company shall have obtained an offer from one or more third party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Gold Properties, in whole or in part, in any single transaction or series of related transactions, which offer the Company proposes to accept, the Company shall promptly provide written notice of such fact to Waterton and offer to enter into such a transaction with Waterton.

  Restrictions on Operations. The Contact Pref Shares carry various rights and covenants that may restrict the ability of the Company to operate and conduct its business, enter into third party transactions or assume debt or other liabilities.

Private Placement Rights

On March 14, 2019, the Company closed the 2019 Private Placement issuing 9,287,586 Contact Shares, at a price of $0.29 per Contact Share (the "Placement Price") for proceeds of $2,850,000.  Each Contact Share was accompanied by one right (a "Right").  Subject to the rules and limitations of the TSXV, each Right would automatically convert, without the payment of additional consideration to additional Contact Shares, upon the earlier of:

(a) the closing of a public offering registered or qualified under the U.S. Securities Act (a "Qualified Offering");

(b) a Change of Control of Contact Gold; or

(c) one year following the closing date of the 2019 Private Placement ("Time Deadline"),

The number of Contact Shares determined as follows:

(i) if the offering price of Contact Shares sold in a Qualified Offering is greater than the Placement Price, the Rights to convert for that number of Contact Shares to provide a Placement Price with an effective 5% discount;

(ii) if the offering price of Contact Shares sold in a Qualified Offering is equal to or less than the Placement Price, the Rights to convert for that number of Contact Shares to provide a Placement Price with an effective 10% discount;

(iii) in the event of a Change of Control, the Rights to convert for that number of Contact Shares to provide a Placement Price with an effective 5% discount; or

(iv) in the event of conversion at the Time Deadline, the Rights to convert for that number of Contact Shares to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV.

Pursuant to having closed the Prospectus Offering at a price per Contact Share lower than the Initial Placement Price, the Private Placement Qualified Offering criterion was met, and all of the Rights were converted on May 22, 2019 resulting in the issuance of 2,047,398 additional Contact Shares.  All securities issued are restricted securities under Rule 144 under the 1934 Act.  There are no longer any Private Placement Rights outstanding.

Escrowed Securities and Securities Subject to Contractual Restriction on Transfer

As at the date of this AIF, 3,511,537 (December 31, 2017 - 10,534,611) of the Contact Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire June 14, 2020.

Until Contact Gold becomes a registered and reporting issuer with the SEC, all securities issued by the Company in private placement transactions - including those that are issued outside of the United States - are "restricted securities" under Rule 144 under the 1933 Act, and must bear a U.S. restrictive legend and will be subject to a regulatory hold period. Provided that the Company remains current in its current in its reporting obligations under the requirements of Section 13 or Section 15(d) of the 1934 Act, act and those under Regulation A, including submitting to for filing on EDGAR its first and third quarter financial information on Form 1-U, the one (1) year Rule 144 hold period is reduced to a period of six-months.  The removal of the restrictive legend will also require a U.S. opinion letter to be delivered to the transfer agent.  For those Contact Shares with a restrictive legend that have been outstanding for a period greater than six-months, but under one-year, it will be necessary for a holder to represent that he/she will undertake a resale of the Contact Shares within 10 business days.

DIVIDENDS

No dividends on the Contact Shares have been paid by Contact Gold to date.

On completion of the Transactions, the Company issued Contact Pref Shares to Waterton Nevada, which, in priority to the rights of holders of the Contact Shares or other classes of stock of Contact Gold, shall be entitled to receive and Contact Gold shall pay thereon, as and when declared by the Board out of the assets of Contact Gold properly applicable to the payment of dividends, preferential cumulative cash dividends at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis.

Moreover, for so long as Waterton Nevada has the right to appoint one or more nominees to the Board, Contact Gold shall not declare or pay any cash dividend or distribution on the Shares unless such dividend or distribution has been approved by the nominees of Waterton Nevada, in addition to approval by a majority of the Board.

The holders of the Contact Pref Shares shall also be entitled to participate pari passu with the Contact Shares in any dividends other than or in excess of the cumulative dividends.

Other than holders of the Contact Pref Shares, investors in Contact Gold's securities cannot expect to receive a dividend on their investment in the foreseeable future, if at all. Furthermore, if the Company generates earnings in the future, it expects that they will be retained to finance further growth and, when appropriate, settle obligations relating to the Contact Pref Shares and/or retire debt. Accordingly, it is unlikely that investors will receive any return on their investment in the Contact Shares,  other than through possible price appreciation of the Contact Shares.

Subject to these restrictions, the Board will determine if and when dividends should be declared and paid in the future based on the Company's consolidated financial position at the relevant time. See "Risk Factors - Dividend Policy", and "Preferred Shares" in this AIF.

MARKET FOR SECURITIES

Trading Price and Volume

The Contact Shares are listed on the TSXV under the symbol "C". The Contact Shares commenced trading on the TSXV effective June 15, 2017. The following table indicates the high and low values and volume with respect to trading activity for the Contact Shares on the TSXV on a monthly basis for the most recently completed financial year (Source: TMX Data).

2019	Volume	High ($)	Low ($)
December	517,009	0.38	0.30
November	1,484,451	0.35	0.30
October	270,083	0.31	0.27
September	388,319	0.29	0.20
August	347,400	0.25	0.18
July	485,490	0.30	0.24
June	1,037,527	0.22	0.19
May	616,150	0.24	0.20
April	920,309	0.24	0.16
March	950,410	0.21	0.17
February	278,633	0.19	0.15
January	791,826	0.16	0.15

The price of the Contact Shares, as quoted by the TSXV at the close of business on the date immediately before the date of this AIF, was $0.105.

Prior Sales

During the most recently completed financial year ended December 31, 2019, the following securities of the Company, which are outstanding but not listed or quoted on a marketplace were issued:

Options

Date of Issue	Number	Exercise
April 3, 2019	1,670,000	$0.275

On July 8, 2019, 3,233,000 stock options to purchase Contact Shares ("Options") with an exercise price of $1.00 per Option were cancelled by mutual agreement of the Company and the respective option holders.  A further 240,000 previously awarded Options were forfeit during the year ended December 31, 2019, pursuant to the termination of business engagements with the particular individuals.

An additional 2,125,000 Options were awarded at an exercise price of $0.19 on January 16, 2020 as part of the Company's annual incentive award.  As at the date of this AIF, there were 8,520,000 Contact Shares issuable upon the exercise of outstanding Options at a weighted average exercise price of $0.33 per Contact Share.

Deferred Share Units

Certain of the Company's directors received Deferred Share Units ("DSUs") in 2019 in lieu of cash fees for their services as independent directors of the Company.

Date of Issue	Number	Deemed Value
July 22, 2019	186,047	$0.215
October 15, 2019	216,216	$0.185

An additional 216,216 DSUs were awarded to the same group of directors on January 15, 2020, with each such DSU having a deemed value of $0.185.

Private Placement Rights

On May 22, 2019, 2,047,398 Contact Shares were issued upon the conversion of the Private Placement Rights, described in this AIF.  As of December 31, 2019, there were no remaining Private Placement Rights.

Subsequent to year end

Restricted Share Units

On January 16, 2020, the Company awarded 239,220 Restricted Share Units ("RSUs") as part of the Company's annual incentive award.

DIRECTORS AND OFFICERS

The following table sets forth the name, municipality of residence, position held with the Company, principal occupation for the five preceding years and number of Contact Shares beneficially owned by each person who is a director and/or an executive officer of the Company. The statement as to the Contact Shares beneficially owned, controlled or directed, directly or indirectly, by the directors and executive officers hereinafter named is in each instance based upon information furnished by the person concerned and is as at the date hereof.

Name, Position with the Company and Municipality of Residence	Director/Officer Since	Principal Occupation	Number of Contact Shares Beneficially Owned, Directly or Indirectly or Over Which Control or Direction is Exercised
Matthew Lennox-King(4) President, Chief Executive Officer and a Director Whistler, British Columbia	June, 2017	President & Chief Executive Officer President & Chief Executive Officer, Pilot Gold Inc. (April 2011-November 2015)	3,026,600(5)
John Wenger VP Strategy, Chief Financial Officer, and Corporate Secretary Vancouver, British Columbia	June, 2017	VP, Strategy & Chief Financial Officer Chief Financial Officer of Pilot Gold Inc. (February 2011-March 2017)	730,645(6)
Vance Spalding Vice-President, Exploration Spring Creek, Nevada	June, 2017	Vice-President, Exploration Exploration Manager at Kinross Gold Corporation (January 2016-June 2017); Vice-President, Exploration at Pilot Gold Inc. (October 2011-January 2016)	100,000(7)
Andrew Farncomb Senior Executive Vice-President and a Director Toronto, Ontario	June, 2017	Managing Partner, Cairn Merchant Partners LP (May 2012-present)	1,918,165(8)
John Dorward(1)(2)(3) Director, Chair of the Board Toronto, Ontario	June, 2017	President and Chief Executive Officer, Roxgold Inc. (September 2012-present)	772,834(9)
George Salamis(2)(3)(4) Director North Vancouver, British Columbia	June, 2017

President and Chief Executive Officer, Integra Resources Corp. (September 2017-Present);

President and Chief Executive Officer, Edgewater Exploration Ltd. (September 2010-present);

Chief Executive Officer, Pinecrest Resources Ltd. (2014-present);

Executive Chairman, Integra Gold Corp. (September 2014-July 2017);

651,792(10)
Mark Wellings(1)(3) Director Toronto, Ontario	June, 2017

President, CEO and director, Eurotin Inc. (November 2015-present);

Director of Adventus Zinc Corporation

(January 2019-present)

Director, Superior Gold Inc. (present)

Director, Gran Colombia Gold Corp.

(December 2015-June 2018);

Principal, INFOR Financial Group Inc.              (September 2016-present);

Managing Director, Investment Banking of GMP Securities L.P. (August 1996-October 2014)

804,166 (11)

Name, Position with the Company and Municipality of Residence	Director/Officer Since	Principal Occupation	Number of Contact Shares Beneficially Owned, Directly or Indirectly or Over Which Control or Direction is Exercised
Riyaz Lalani(1)(2) Director Toronto, Ontario	June, 2017	Chief Corporate Officer, The Supreme Cannabis Company (December 2018-January 2020) Chief Executive Officer, Bayfield Strategy Inc. (February 2013-November 2018)	Nil(12)
Charlie (Richard) Davies(4) Director Toronto, Ontario	June, 2017	Principal, Exploration, Waterton Global Resource Management (April 2014-Present); Manager, Exploration, Kinross Gold Corporation (October 2013-April 2014)	Nil(13)

(1) Member of the Audit Committee. Mr. Lalani is the Chair.

(2) Member of the Corporate Governance and Nominating. Mr. Salamis is the Chair.

(3) Member of the Compensation Committee. Mr. Wellings is the Chair.

(4) Member of the Health, Safety and Sustainability Committee. Mr. Salamis is the Chair.

(5) Mr. Lennox King also holds 975,000 Options with a weighted average exercise price of $0.33 per Contact Share, as well as 50,000 RSUs.

(6) Mr. Wenger also holds 825,000 Options with a weighted average exercise price of $0.33 per Contact Share, as well as 45,000 RSUs.

(7) Mr. Spalding holds 100,000 Restricted Shares, which vest in thirds over three years; 66,666 of these Restricted Shares have vested.  Mr. Spalding also holds 825,000 Options with a weighted average exercise price of $0.33 per Contact Share, as well as 50,160 RSUs.

(8) Mr. Farncomb's shareholding is in part direct, and in part through Highland Capital Advisors, a private corporation he controls; he also holds 825,000 Options with a weighted average exercise price of $0.33 per Contact Share, as well as 36,000 RSUs.

(9) Mr. Dorward's shareholding is in part direct, and in part through his spouse;  He holds 525,000 Options with a weighted average exercise price of $0.32 per Contact Share, as well as 193,275 DSUs.

(10) Mr. Salamis holds 525,000 Options with a weighted average exercise price of $0.32 per Contact Share, as well as 135,292 DSUs.

(11) Mr. Wellings' shareholding is through ZCR Corp., a private corporation he controls; he also holds 525,000 with a weighted average exercise price of $0.32 per Contact Share, as well as 135,292 DSUs.

(12) Mr. Lalani holds 525,000 Options with a weighted average exercise price of $0.32 per Contact Share, as well as 154,620 DSUs.

(13) Mr. Davies holds 525,000 Options with a weighted average exercise price of $0.32 per Contact Share.

The directors of the Company are elected by the shareholders at each annual general meeting and typically hold office until the next annual general meeting at which time they may be re-elected or replaced.

The by-laws of the Company permit the Board to appoint directors to fill any casual vacancies that may occur. Individuals appointed as directors to fill casual vacancies on the Board hold office for the remainder of the term of the director that he or she is replacing, being until the next annual general meeting at which time they may be re-elected or replaced.

As of the date of this AIF, the directors and executive officers, as a group, will beneficially own, directly or indirectly, or exercise control or direction over, a total of 8,004,202 Contact Shares, representing approximately 9.5% of the issued and outstanding Contact Shares.

Corporate Cease Trade Orders

To the Company's knowledge, no director or executive officer of the Company is, as of the date hereof, or was within ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(a) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(b) was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies and Other Proceedings

To the Company's knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(a) is, as of the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Penalties or Sanctions

To the Company's knowledge, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company, has been subject to:

(a) any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b) any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

The directors of the Company are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests, which they may have in any project or opportunity of the Company. If a conflict of interest arises at a meeting of the Board of Directors, any director in a conflict is required to disclose his interest and abstain from voting on such matter.

Other than disclosed herein, there are no known existing or potential conflicts of interest among the Company, its directors and officers or other members of management of the Company or of any proposed director, officer or other member of management as a result of their outside business interests except that certain of the directors and officers serve as directors and officers of other companies, and therefore it is possible that a conflict may arise between their duties to the Company and their duties as a director or officer of such other companies. See "Risk Factors" in this AIF.

AUDIT COMMITTEE

Audit Committee Charter

The Audit Committee has adopted a written charter setting out its mandate and responsibilities. The Audit Committee is responsible for assisting the Board in fulfilling its oversight responsibilities relating to financial accounting and reporting processes and internal controls. The Audit Committee's primary duties and responsibilities are to: (i) conduct reviews and discussions with management and the external auditors relating to the audit and financial reporting as are deemed appropriate by the Audit Committee; (ii) assess the integrity of internal controls and financial reporting procedures of the Company and ensure implementation of such controls and procedures; (iii) ensure appropriate standards of corporate conduct for senior financial personnel and employees and, if necessary, adopt a corporate code of ethics; (iv) review the quarterly and annual Financial Statements and MD&A of the Company's consolidated financial position and operating results and in the case of the annual Financial Statements & MD&A report thereon to the Board for approval of same; (v) select and monitor the independence and performance of the Company's external auditors and approve their remuneration; (vi) provide oversight to related party transactions entered into by the Company; and (vii) provide oversight of all disclosure relating to Financial Statements, MD&A and information derived therefrom. The Audit Committee is responsible for inquiring of management and the external auditors about significant risks or exposures, both internal and external to which the Company may be subject and assessing the steps management has taken to minimize such risks. The Audit Committee is also responsible for establishing and implementing procedures in respect of complaints and submissions relating to accounting matters and the approval of non-audit services by the external auditors.

The Charter of the Company's Audit Committee is set forth in Schedule "A" hereto.

Composition of the Audit Committee

The Audit Committee has been constituted to oversee the financial reporting processes of the Company and is comprised of three independent directors; namely Messrs. Lalani (Chair of the Audit Committee), Wellings and Dorward. Each member of the Audit Committee is financially literate and possesses extensive financial knowledge, experience and comprehension of financial statements.

Relevant Education and Experience

Each member of the Audit Committee has experience relevant to his responsibilities for the Audit Committee.

Riyaz Lalani. Through January 2020 Riyaz Lalani was the Chief Corporate Officer at The Supreme Cannabis Company, Inc.  Mr. Lalani specializes in financial transactions, shareholder actions, crisis communications and media relations. As the founder and CEO of leading communications and stakeholder relations firm Bayfield Strategy, Inc. ("Bayfield"), Mr. Lalani has extensive experience working with public companies, boards of directors, shareholders and the media. He has been involved with more than 150 shareholder actions and dozens of hostile M&A transactions.

Before founding Bayfield, Mr. Lalani was the Chief Operating Officer of Canada's largest proxy firm, where he co-led the firm's efforts to provide confidential strategic and governance advice to more than a dozen large-cap public companies to protect against potential or threatened dissident actions. He was also previously employed by an international asset manager for 10 years in New York and Toronto, including as its director of research for several years. Mr. Lalani is a director of a TSX-V listed company, a director of the Canadian Journalism Foundation and a past director of three public companies

Mark Wellings. Mr. Wellings is a mining professional with over 25 years of international experience in both the mining industry and mining finance sector and is currently President and Chief Executive Officer and a director of Eurotin Inc., a director of Superior Gold Inc., Adventus Zinc Corporation and Principal at INFOR Financial Group Inc. From 1988 to 2004, Mr. Wellings worked in the finance industry with a variety of companies and roles including Derry, Michener, Booth & Wahl, Arimco N.L., Inco Ltd. and Watts Griffiths McOuat, acquiring valuable hands-on experience in exploration, development and production. In 1996, Mr. Wellings joined the investment dealer GMP Securities L.P. where he cofounded the firm's corporate finance mining practice. During his 18 years at GMP, Mr. Wellings was responsible for, and advised on, some of the Canadian mining industry's largest transactions, both in equity financing and mergers and acquisitions. Mr. Wellings is a Professional Engineer and holds a master of business administration degree and a Bachelor of Applied Science degree in Geological Engineering.

John Dorward. Mr. Dorward is President and Chief Executive Officer of Roxgold Inc., a TSX-listed gold producer and has over 20 years of experience in the mining and finance industries. Prior to his time at Roxgold, Mr. Dorward served as Vice-President, Business Development at Fronteer Gold from October 2009 to April 2011 where he was an integral part of the team that sold the large Michelin uranium deposit, acquired AuEX Ventures Inc., and successfully advanced Fronteer Gold's properties prior to the company's sale to Newmont for $2.3 billion in 2011. Mr. Dorward was the Chief Financial Officer of Mineral Deposits Ltd. from 2006 to 2009, where he was responsible for financing the construction of the Sabodala Gold Project in Senegal, West Africa, and was the Chief Financial Officer at Leviathan Resources Ltd., an ASX-listed gold producer, before its acquisition in 2006. He is currently a non-executive director of Navarre Minerals Ltd., an ASX-listed exploration company, and from 2011-2015 served as a non-executive director of Pilot Gold.

Reliance on Certain Exemptions

The Company is relying on the exemption in Section 6.1 of National Instrument 52-110 - Audit Committees ("NI 52-110") from the requirement of Part 5 (Reporting Obligations) of 52-110.

Pre-Approval Policies and Procedures

The Audit Committee charter sets out procedures regarding the provision of non-audit services by the Company's independent chartered professional accountants. This policy encourages consideration of whether the provision of services other than audit services is compatible with maintaining the auditor's independence and requires Audit Committee pre-approval of permitted non-audit and non-audit-related services.

External Auditor Service Fees (by category)

Ernst & Young LLP was appointed as the Company's external auditors pursuant to a letter dated July 18, 2017. The aggregate fees billed and estimated to be billed by the Company's external auditors for the last two fiscal years is set out in the table below.

Year	Audit Fees(1)(5)	Audit Related Fees(2)(5)	Tax Fees	All Other Fees
2019	$319,308	Nil	Nil	Nil
2018	$196,270	Nil	$8,064	Nil

(1) "Audit Fees" refers to the aggregate fees billed by the external auditor for audit services.

(2) "Audit Related Fees" refers to aggregate fees billed for assurance and related services by the Company's external auditor that are reasonably related to the performance of the audit or review of the Company's financial statements and not reported under Audit Fees.

(3) "Tax Fees" includes fees for professional services rendered by the external auditor for tax compliance, tax advice, and tax planning.

(4) "All Other Fees" includes all fees billed by the external auditors for services not covered in the other three categories.

(5) Balances shown exclude $2,745 in fees payable to the Canadian Public Accountability Board (2018: $100).

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

There are no legal proceedings or regulatory actions to which the Company or its subsidiaries or properties are or were subject to, during the most recently completed financial year ended December 31, 2019.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed elsewhere in this AIF, no director, executive officer or principal shareholder of the Company, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year prior to the date of this AIF that has materially affected or will materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of the Contact Shares is Computershare Investor Services Inc., with its principal office at 3rd Floor - 510 Burrard St. Vancouver, BC V6C 3B9.

MATERIAL CONTRACTS

There are no contracts of the Company, other than contracts entered into in the ordinary course of business, that are material to the Company and that were entered into by the Company within the most recently completed financial year or before the most recently completed financial year if the material contract is still in effect, other than as follows:

1. The Governance and Investor Rights Agreement, includes, among other things, a standstill, lock-up and resale restrictions placed on Waterton's holdings the Company for a period of two years, and subject to certain exemptions, participation rights in favour of Waterton to maintain its pro rata interest in the Company and registration rights in favour of Waterton. In addition, Waterton agreed to support recommendations of management of the Company in respect of future shareholder meetings for a period of two years, subject to certain limitations. Each of Messrs. Lennox-King, Farncomb, Dorward, Wellings and Salamis agreed to a lock-up whereby they agreed not to sell or otherwise dispose of their shareholdings in the Company for a period of two years.

2. The Goldcorp Investor Rights Agreement, whereby as long as Goldcorp maintains a 7.5% or greater equity ownership interest in the Company: Goldcorp has the right to maintain its pro rata ownership percentage of the Company during future financings; a "top up" right to increase its equity ownership percentage to a maximum of 19.9% of the issued and outstanding Contact Shares until the earlier of the date on which it elects not to exercise its participation right in any future financing or it disposes of any Contact Shares other than to its affiliates 4; and the right to receive regular updates of technical information about the Company; the Company agreed to form, at Goldcorp's request, a technical committee with Goldcorp having the right to appoint not less than 25% of the members of the technical committee; and if Goldcorp elects to sell a block of more than 5% of the Contact Shares, the Company was given the right to designate buyers.

_____________________________________
4 As a consequence of the closing of the 2019 Private Placement, Goldcorp no longer has the right to increase its position to 19.9%, however still retains it right to maintain its percentage interest.

INTERESTS OF EXPERTS

The following are the names of each person or company who is named as having prepared or certified a report, valuation, statement or opinion described, included or referred to in a filing made under National Instrument 51-102 - Continuous Disclosure Obligations by the Company during or relating to the financial year ended December 31, 2019, whose profession or business gives authority to such report, valuation, statement or opinion:

  The Qualified Person (QP) for the Technical Report was Vance Spalding, C.P.G., Vice-President, Exploration for the Company.

The Technical Report is available on SEDAR at www.sedar.com, and on the Company's website at www.contactgold.com, and a summary of the Technical Report is contained in this AIF under section entitled "The Pony Creek Project".

Certain scientific and technical information contained in this AIF and derived from the Company's news releases dated November 13, 2019, October 16, 2018, November 28, 2018, and February 28, 2019 (available under the Company's profile on SEDAR at www.sedar.com), has been reviewed and approved by Vance Spalding, CPG, an officer of the Company and a Qualified Person.

Mr. Spalding is not independent of Contact Gold by virtue of his employment with the Company.  Mr. Spalding is Vice-President, Exploration of Contact Gold and holds Contact Shares, Options and Restricted Shares. As of the date hereof, and as of the date of the press releases for which he was the Company's Qualified Person, the Contact Shares, Options and Restricted Shares held by Mr. Spalding, represent less than 1% of the issued and outstanding Contact Shares.

Ernst & Young LLP, Chartered Professional Accountants (regarding the Financial Statements and auditor's report thereon), has advised the Company that it is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia.

ADDITIONAL INFORMATION

Additional information relating to the Company is available on SEDAR at www.sedar.com and on the Company's website at www.contactgold.com. Additional information, including information concerning directors' and officers' remuneration and indebtedness, principal holders of the Company's securities and securities authorized for issuance under equity compensation plans, where applicable, will be contained in the management proxy circular of the Company for its annual shareholders meeting to be held in 2019.

Additional financial information is provided in the Financial Statements and MD&A for the years ended December 31, 2019, 2018 and 2017.

SCHEDULE "A" - CHARTER OF THE AUDIT COMMITTEE

CONTACT GOLD CORP.

1. ROLE AND OBJECTIVE

The Audit Committee (the "Committee") is appointed by and reports to the board of directors (the "Board") of Contact Gold Corp. (the "Corporation"). The Committee assists the Board in fulfilling its oversight responsibilities relating to financial accounting and reporting process and internal controls for the Corporation.

The Committee and its membership shall to the best of its ability, knowledge and acting reasonably, meet all applicable legal, regulatory and listing requirements, including, without limitation, those of any stock exchange on which the Corporation's shares are listed, the Nevada Revised Statutes applicable to Nevada corporations (the "Nevada Act"), Title 7, Chapter 78, and the Canada Business Corporations Act (the "CBCA"), and all applicable securities regulatory authorities.

2. COMPOSITION

• The Committee shall be composed of three or more directors as shall be designated by the Board from time to time.

• A majority of members of the Committee shall be "independent"; and all shall be financially literate (as such terms are defined under applicable securities laws and exchange requirements for audit committee purposes).

• Each member of the Committee shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement.

  At least one member of the Committee shall have sufficient experience to be considered a Financial Expert, where such is determined by having been a chief financial officer, chartered or certified public accountant, certified management accountant, or partner of an accounting firm.

  Members of the Committee shall be appointed at a meeting of the Board, typically held immediately after the annual shareholders' meeting.  Each member shall serve until his/her successor is appointed unless he/she shall resign or be removed by the Board or he/she shall otherwise cease to be a director of the Corporation. Any member may be removed or replaced at any time by the Board.

  Where a vacancy occurs at any time in the membership of the Committee, it may be filled by a vote of a majority of the Board.

  A Chair of the Committee shall be designated by the Board or, if it does not do so, the members of the Committee shall elect a chair by vote of a majority of the full Committee membership. The Chair of the Committee shall be an independent director (as described above), and as detailed herein is charged with the responsibility of oversight over matters detailed in this Charter.

  If the Chair of the Committee is not present at any meeting of the Committee, one of the other members of the Committee present at the meeting shall be chosen by the Committee to preside.

  The Chair of the Committee presiding at any meeting shall not have a casting vote.

  The Committee shall appoint a secretary (the "Secretary") who need not be a member of the Committee or a director of the Corporation. The Secretary shall keep minutes of the meetings of the Committee. This role is normally filled by the Secretary of the Corporation.

  No Committee member shall simultaneously serve on the audit committee of more than two other public companies with active business operations or significant assets.

3. MEETINGS

• The Committee shall meet at least quarterly, at the discretion of the Chair or a majority of its members, as circumstances dictate or as may be required by applicable legal or listing requirements, provided that meetings of the Committee shall be convened whenever requested by the external auditors (the "Independent Auditors") or any member of the Committee in accordance with the Nevada Act.

• The Chair of the Committee shall prepare and/or approve an agenda in advance of each meeting.

• Notice of the time and place of every meeting may be given orally, in writing, by facsimile or by e-mail to each member of the Committee at least 48 hours prior to the time fixed for such meeting.

• A member may in any manner waive notice of the meeting. Attendance of a member at the meeting shall constitute waiver of notice of the meeting, except where a member attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

• Any member of the Committee may participate in the meeting of the Committee by means of conference telephone or other communication equipment, and the member participating in a meeting pursuant to this paragraph shall be deemed, for purposes hereof, to be present in person at the meeting.

• A majority of Committee members, present in person, by video-conference, by telephone or by a combination thereof, shall constitute a quorum.

• If within one hour of the time appointed for a meeting of the Committee, a quorum is not present, the meeting shall stand adjourned to the same hour on the second business day following the date of such meeting at the same place. If at the adjourned meeting a quorum as hereinbefore specified is not present within one hour of the time appointed for such adjourned meeting, such meeting shall stand adjourned to the same hour on the second business day following the date of such meeting at the same place. If at the second adjourned meeting a quorum as hereinbefore specified is not present, the quorum for the adjourned meeting shall consist of the members then present.

• If and whenever a vacancy shall exist, the remaining members of the Committee may exercise all of its powers and responsibilities so long as a quorum remains in office for no more than six months, at which time the vacancy will be filled by a vote of a majority of the Board.

• At all meetings of the Committee, every question shall be decided by a majority of the votes cast. In case of an equality of votes, the matter will be referred to the Board for decision. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly called and held.

• The CEO and CFO are expected to be available to attend meetings, but a portion of every meeting will be reserved for in camera discussion without the CEO or CFO, or any other member of management, being present.

• The Committee may by specific invitation have other resource persons in attendance such officers, directors and employees of the Corporation and its subsidiaries, and other persons, including the Independent Auditors, as it may see fit, from time to time, to attend at meetings of the Committee.

• The Board may at any time amend or rescind any of the provisions hereof, or cancel them entirely, with or without substitution.

• The Committee shall have the right to determine who shall and who shall not be present at any time during a meeting of the Committee.

• Minutes of Committee meetings shall be sent to all Committee members.

• The Chair of the Committee shall report periodically the Committee's findings and recommendations to the Board.

4. RESOURCES AND AUTHORITY

• The Committee shall have access to such officers and employees of the Corporation and its subsidiaries and to such information with respect to the Corporation and its subsidiaries as it considers being necessary or advisable in order to perform its duties and responsibilities.

• The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors and resources, as it deems advisable, at the expense of the Corporation.

• The Committee shall have the authority to communicate directly with the internal and external auditors.

5. RESPONSIBILITIES

a. Chair

To carry out its oversight responsibilities, the Chair of the Committee shall undertake the following:

• provide leadership to the Committee with respect to its functions as described in this Charter and as otherwise may be appropriate, including overseeing the logistics of the operations of the Committee;

• chair meetings of the Committee, unless not present (including in camera sessions), and reports to the Board following each meeting of the Committee on the findings, activities and any recommendations of the Committee;

• ensures that the Committee meets on a regular basis and at least four times per year;

• in consultation with the Committee members, establishes a calendar for holding meetings of the Committee;

• establish the agenda for each meeting of the Committee, with input from other Committee members, and any other parties, as applicable;

• ensures that Committee materials are available to any director on request;

• acts as liaison and maintains communication with the Chair of the Board (or Lead Director if an individual other than the Chair) and the Board to optimize and coordinate input from Board members, and to optimize the effectiveness of the Committee. This includes, at least annually and at such other times and in such manner as the Committee considers advisable, reporting to the full Board on:

(a) all proceedings and deliberations of the Committee;

(b) the role of the Committee and the effectiveness of the Committee in contributing to the objectives and responsibilities of the Board as a whole; and

(c) principal operating and business risks identified by management and how each are either mitigated or managed.

• ensure that the members of the Committee understand and discharge their duties and obligations;

• foster ethical and responsible decision making by the Committee and its individual members;

• encourage Committee members to ask questions and express viewpoints during meetings;

• together with the Corporate Governance and Nominating Committee (the "CG&N Committee"), oversee the structure, composition, membership and activities delegated to the Committee from time to time;

• ensure that resources and expertise are available to the Committee so that it may conduct its work effectively and efficiently and pre-approve work to be done for the Committee by consultants;

• facilitate effective communication between members of the Committee and management;

• encourage the Committee to meet in separate, regularly scheduled, non-management, closed sessions with the Independent Auditors;

• attend each meeting of shareholders to respond to any questions from shareholders as may be put to the Chair; and

• perform such other duties and responsibilities as may be delegated to the Chair by the Board from time to time.

b. The Committee

The Committee has the authority to conduct any investigation appropriate to its responsibilities, and it may request the Independent Auditors as well as any officer of the Corporation, or legal counsel for the Corporation, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee. The Committee shall have unrestricted access to the books and records of the Corporation and has the authority to retain, at the expense of the Corporation, special legal, accounting, or other consultants or experts to assist in the performance of the Committee's duties.

The Committee is hereby delegated the duties and powers specified in the Nevada Act and Section 171 of the CBCA and, without limiting these duties and powers, the Committee will carry out the following responsibilities:

Financial Accounting and Reporting Process and Internal Controls

• review the annual audited financial statements to satisfy itself that they are presented in accordance with either International Financial Reporting Standards ("IFRS") or United States Generally Accepted Accounting Principles ("US GAAP", and together with IFRS, "applicable Accounting Principles"), and report thereon to the Board and recommend to the Board whether or not same should be approved prior to their being filed with the appropriate regulatory authorities. The Committee shall also review and approve the interim financial statements, management's discussion and analysis relating to annual and interim financial statements, annual and interim earnings press releases and any other public disclosure documents that are required to be reviewed by the Committee under any applicable laws before the Corporation publicly discloses this information and/or prior to their being filed with the appropriate regulatory authorities. The Committee shall discuss significant issues regarding applicable Accounting Principles, practices, and judgments of management with management and the Independent Auditors as and when the Committee deems it appropriate to do so. The Committee shall satisfy itself that the information contained in the annual audited financial statements, the interim financial statements and management's discussion and analysis relating to such annual and interim financial statements is not significantly erroneous, misleading or incomplete and that the audit and review functions have been effectively carried out.

• review management's internal control report. In consultation with the Independent Auditors the Committee shall assess the integrity of management's risk assessments and internal controls over financial reporting and disclosure controls and procedures and ensure implementation of such controls and procedures.

• review financial summaries and disclosures made in accordance with the Extractive Sector Transparency Measures Act ("ESTMA"), including but not limited to attestation reports made by a director or officer of the Corporation that the information in the report is true, accurate and complete in all material respects and that reasonable diligence has been exercised.

• be satisfied that adequate procedures are in place for the review of the Corporation's public disclosure of financial information extracted or derived from the Corporation's financial statements, and periodically assess the adequacy of these procedures.

• meet no less frequently than annually with the Independent Auditors and the Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Corporation in charge of financial matters, to review accounting practices, internal controls and such other matters as the Committee, Chief Financial Officer or, in the absence of a Chief Financial Officer, with the officer of the Corporation in charge of financial matters, deems appropriate.

• inquire of management and the Independent Auditors about significant risks or exposures, both internal and external, to which the Corporation may be subject, and assess the steps management has taken to minimize such risks.

• review the post-audit or management letter containing the recommendations of the Independent Auditors and management's response and subsequent follow-up to any identified weaknesses.

• oversee the Corporation's plans to adopt changes to policy choices under applicable Accounting Principles, and related disclosure obligations.

• in consultation with the CG&N Committee, ensure that there is an appropriate standard of corporate conduct including, if necessary, adopting and overseeing a corporate code of ethics for senior financial personnel.

• establish procedures for the receipt, retention and treatment of:

• complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

• confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting, internal accounting controls or auditing matters.

• provide oversight to related party transactions entered into by the Corporation.

Independent Auditors

• recommend to the Board for approval by shareholders, the selection, appointment and compensation of the Independent Auditors;

• be directly responsible for oversight of the Independent Auditors and the Independent Auditors shall report directly to the Committee.

• ensure the lead audit partner and the other audit partners (if any) at the Independent Auditor is replaced in compliance with applicable laws.

• be directly responsible for overseeing the work of the Independent Auditors, including the resolution of disagreements between management and the Independent Auditors regarding financial reporting.

• with reference to the procedures outlined separately in "Procedures for Approval of Non-Audit Services" (attached hereto as Appendix 'A'), pre-approve all audit and non-audit services not prohibited by law to be provided by the Independent Auditors.

• monitor and assess the relationship between management and the Independent Auditors and monitor, confirm, support and assure the independence and objectivity of the Independent Auditors.

• review the Independent Auditors' audit plan, including scope, procedures, timing and staffing of the audit as well as any procedures relating to attestation on the Corporation's ESTMA reporting.

• review the results of the annual audit with the Independent Auditors, including matters related to the conduct of the audit, and receive and review the auditor's interim review reports.

• review the results of procedures undertaken by the Independent Auditors relating to ESTMA reporting, and receive and review the auditor's reporting thereon.

• obtain timely reports from the Independent Auditors describing critical accounting policies and practices, alternative treatments of information within applicable Accounting Principles that were discussed with management, their ramifications, and the Independent Auditors' preferred treatment and material written communications between the Corporation and the Independent Auditors.

• review fees paid by the Corporation to the Independent Auditors and other professionals in respect of audit and non-audit services on an annual basis.

• review and approve the Corporation's hiring policies regarding partners, employees and former partners and employees of the present and former auditors of the Corporation.

Other Responsibilities

• perform any other activities consistent with this Charter and governing law, as the Committee or the Board deems necessary or appropriate;

• institute and oversee special investigations, as needed; and

• review and assess the adequacy of this Charter annually and submit any proposed revisions to the Board for approval.

APPENDIX "A"

Procedures for Approval of Non Audit Services

1. The external auditors to Contact Gold Corp. (the "Corporation") shall be prohibited from performing for the Corporation the following categories of non-audit services:

(a) bookkeeping or other services related to the Corporation's accounting records or financial statements;

(b) financial information systems design and implementation;

(c) appraisal or valuation services, fairness opinion or contributions-in-kind reports;

(d) actuarial services;

(e) internal audit outsourcing services;

(f) management functions;

(g) human resources;

(h) broker or dealer, investment adviser or investment banking services;

(i) legal services;

(j) expert services unrelated to the audit; and

(k) any other service that the Canadian Public Accountability Board or any other applicable regulatory authority determines is impermissible.

2. In the event that the Corporation wishes to retain the services of the Corporation's external auditors for minimal non-audit services (e.g. tax compliance, tax advice or tax planning), the Chief Financial Officer of the Corporation shall consult with the Chair of the Audit Committee of the Board of Directors (the "Committee"), who shall have the authority to approve or disapprove on behalf of the Committee, such non-audit services in accordance with the requirements set forth under the "Exemption for minimal non-audit services" provided by Section 2.3 (4) of National Instrument 52-110 - Audit Committees, whereby

(a) the aggregate fees paid for all the non-audit services that are not approved by the Committee is reasonably expected to constitute no more than five per cent of the aggregate fees paid by the Corporation and its subsidiary entities to the Corporation's external auditor during the financial year in which the services are provided;

(b) the Corporation or the subsidiary entity of the issuer, as the case may be, did not recognize the services as non-audit services at the time of the engagement; and

(c) once recognized as non-audit services, the services are promptly brought to the attention of the Committee of the issuer and approved, prior to the completion of the audit, by the Committee.

3. All other non-audit services shall be approved or disapproved by the Committee as a whole as set forth herein.

4. The Chief Financial Officer of the Corporation shall maintain a record of non-audit services approved by the Chair of the Committee or the Committee for each fiscal year and provide a report to the Committee no less frequently than on a quarterly basis.

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